Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

BREITBURN OPERATING LP,

as the borrower

and

BreitBurn Energy Partners LP,

as parent guarantor

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as administrative agent,

Swing line lender and issuing lender

AND THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as lenders

_________________

BANK OF AMERICA, N.A.

THE BANK OF MONTREAL

BARCLAYS BANK PLC

CITIBANK, N.A.

CREDIT SUISSE, AG, CAYMAN ISLANDS BRANCH

J.P. MORGAN CHASE BANK, N.A.

THE BANK OF NOVA SCOTIA

ROYAL BANK OF CANADA

UNION BANK, N.A.

U.S. BANK NATIONAL ASSOCIATION

Syndication Agents

_________________

WELLS FARGO SECURITIES, LLC

Sole Lead Arranger and Sole Bookrunner

__________________

Dated as of November 19, 2014

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page i

4.03	Perfection and Protection of Security Interests and Liens	55

4.04	Offset	56

4.05	Subsidiary Guaranty and Security Agreement	56

Article V. CONDITIONS PRECEDENT		57

5.01	Conditions of Initial Credit Extensions	57

5.02	Conditions to Extensions of Credit	60

Article VI. REPRESENTATIONS AND WARRANTIES		61

6.01	Organization, Existence and Power	61

6.02	Corporate Authorization; No Contravention	61

6.03	Governmental Authorization	61

6.04	Binding Effect	61

6.05	Litigation	62

6.06	No Default	62

6.07	ERISA Compliance	62

6.08	Margin Regulations	63

6.09	Title to Properties	63

6.10	Oil and Gas Reserves	63

6.11	Initial Reserve Report	64

6.12	Gas Imbalances	64

6.13	Taxes	64

6.14	Financial Condition	64

6.15	Environmental Matters	65

6.16	Regulated Entities	66

6.17	No Burdensome Restrictions	66

6.18	Copyrights, Patents, Trademarks and Licenses, Etc	66

6.19	Subsidiaries and Other Equity Interests	66

6.20	Insurance	66

6.21	Derivative Contracts	66

6.22	Full Disclosure	66

6.23	Solvency	67

6.24	Improved Real Estate	67

6.25	Anti-Corruption Laws and Sanctions	67

6.26	QR Energy Acquisition	67

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page ii

Article VII. AFFIRMATIVE COVENANTS		67

7.01	Financial Statements	68

7.02	Certificates; Other Production and Reserve Information	69

7.03	Notices	71

7.04	Preservation of Company Existence, Etc.	71

7.05	Maintenance of Property	72

7.06	Title Information	72

7.07	Additional Collateral	72

7.08	Insurance	72

7.09	Payment of Obligations	73

7.10	Compliance with Laws	73

7.11	Compliance with ERISA	73

7.12	Inspection of Property and Books and Records	73

7.13	Environmental Laws	74

7.14	Pledge of Equity in New Subsidiary	74

7.15	New Subsidiary Guarantors	74

7.16	Use of Proceeds	75

7.17	Operating Accounts	75

7.18	Phase I Reports	75

7.19	Further Assurances	75

7.20	Keepwell (Commodity Exchange Act)	76

7.21	Post-Closing Requirements	76

Article VIII. NEGATIVE COVENANTS		76

8.01	Limitation on Liens	76

8.02	Disposition of Assets	78

8.03	Consolidations and Mergers	79

8.04	Loans and Investments	79

8.05	Limitation on Indebtedness	81

8.06	Transactions with Affiliates	82

8.07	Margin Stock	82

8.08	Contingent Obligations	82

8.09	Restricted Payments	83

8.10	Derivative Contracts	83

8.11	Change in Business; Amendments to Organization Documents and Certain Acquisition Agreements; Corporate Structure; Tax Status	85

8.12	Accounting Changes	85

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page iii

8.13	ERISA Compliance	85

8.14	Interest Coverage Ratio	87

8.15	Reserved.	87

8.16	Current Ratio	87

8.17	Negative Pledge	87

8.18	Unrestricted Entities	87

Article IX. EVENTS OF DEFAULT		88

9.01	Event of Default	88

9.02	Remedies	90

9.03	Rights Not Exclusive	91

9.04	Lender and Lender Derivative Provider Action	91

Article X. ADMINISTRATIVE AGENT		92

10.01	Appointment and Authority	92

10.02	Rights as a Lender	92

10.03	Exculpatory Provisions	92

10.04	Reliance by Administrative Agent	93

10.05	Delegation of Duties	94

10.06	Resignation of Administrative Agent	94

10.07	Non-Reliance on Administrative Agent and Other Lenders	95

10.08	Administrative Agent May File Proofs of Claim	95

10.09	Authority of Administrative Agent to Release Collateral and Liens	96

10.10	The Arrangers and other Agents	96

Article XI. MISCELLANEOUS		96

11.01	Amendments and Waivers	96

11.02	Notices; Effectiveness; Electronic Communication.	97

11.03	No Waiver; Cumulative Remedies	98

11.04	Costs and Expenses; Indemnity	99

11.05	Payments Set Aside	100

11.06	Successors and Assigns	101

11.07	Confidentiality	104

11.08	Right of Set-off	105

11.09	Interest.	105

11.10	Indemnity and Subrogation	106

11.11	Collateral Matters; Derivative Contracts; Termination	106

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page iv

11.12	Renewal and Continuation of Existing Indebtedness	107

11.13	USA PATRIOT Act Notice	107

11.14	Automatic Debits of Fees	107

11.15	Counterparts	108

11.16	Severability	108

11.17	No Third Parties Benefited	108

11.18	Entire Agreement	108

11.19	Governing Law, Jurisdiction and Waiver of Jury Trial	108

11.20	California Judicial Reference	109

11.21	No Advisory or Fiduciary Responsibility	110

11.22	NO ORAL AGREEMENTS	110

SCHEDULES

Schedule 2.01	Commitments
Schedule 4.01	Security Documents
Schedule 6.07	ERISA Compliance
Schedule 6.09	Title to Properties
Schedule 6.13	Tax Matters
Schedule 6.15	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.21	Derivative Contracts
Schedule 7.21	Post-Closing Requirements
Schedule 8.01	Liens
Schedule 8.04	Investments
Schedule 8.05	Indebtedness
Schedule 8.08	Contingent Obligations
Schedule 11.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Notice of Revolving Credit Borrowing
Exhibit A-2	Form of Notice of Swing Line Loan Notice
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Note
Exhibit F	Form of Pricing Grid Certificate
Exhibit G	Form of Continuing Guaranty Agreement (Subsidiaries)
Exhibit H	Form of Security Agreement
Exhibit I-1	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page v

THIRD Amended and restated credit agreement

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 19, 2014, among BREITBURN OPERATING LP, a Delaware limited partnership (the “Company”), BREITBURN ENERGY PARTNERS, LP, a Delaware limited partnership (“Parent”), each of the financial institutions from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), as Swing Line Lender (in such capacity, “Swing Line Lender”), and as Issuing Lender (defined hereinafter).

RECITALS

A.           The Company, Parent, certain Subsidiaries of the Company, the Administrative Agent and other lenders and agents are parties to that certain Second Amended and Restated Credit Agreement dated as of May 7, 2010, as amended by the First Amendment dated as of September 17, 2010, the Second Amendment dated as of May 9, 2011, the Third Amendment dated as of August 3, 2011, the Fourth Amendment dated as of October 5, 2011, the Fifth Amendment dated as of May 25, 2012, the Sixth Amendment dated as of October 11, 2012, the Seventh Amendment dated as of February 26, 2013, the Eighth Amendment dated as of May 22, 2013, the Ninth Amendment dated as of July 15, 2013, the Tenth Amendment dated as of November 6, 2013, the Eleventh Amendment dated as of February 21, 2014, and the Twelfth Amendment dated as of April 25, 2014 (the “Existing Credit Agreement”);

B.           Pursuant to the Acquisition Agreement as herein defined, Parent will acquire QR Energy, LP, a Delaware limited partnership, and promptly thereafter will contribute the equity of that company to the capital of the Company, with the result that QR Energy, LP will become a wholly-owned Subsidiary of the Company;

C.           QRE Operating, LLC, a Delaware limited liability company, a wholly-owned Subsidiary of QR Energy, LP, as Borrower, and QR Energy, LP, QRE GP, LLC, Wells Fargo Bank, National Association, as administrative agent, and other lenders (the “QR Energy Lenders”) and agents are parties to that certain Credit Agreement, dated as of December 17, 2010, as amended by that certain First Amendment dated as of October 3, 2011, Second Amendment dated as of March 16, 2012, Third Amendment dated as of April 11, 2012, Fourth Amendment dated as of December 20, 2012, Fifth Amendment dated as of September 23, 2013, and Sixth Amendment dated as of February 28, 2014 (the “QR Energy Credit Agreement”);

D.           The parties desire to, effective as of the Effective Date, (i) repay outstanding indebtedness under the QR Energy Credit Agreement with the proceeds of Loans under this Agreement and (ii) amend and restate the Existing Credit Agreement in its entirety as set forth herein; and

E.           The amendment and restatement of the Existing Credit Agreement is not intended by the parties hereto to constitute a novation, or discharge or a satisfaction of Indebtedness outstanding under the Existing Credit Agreement, which Indebtedness shall remain outstanding as amended and restated hereunder pursuant to the terms and conditions of this Agreement;

F.           NOW THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

Third Amended and Restated Credit Agreement — Breitburn Operating LP

Article I.

DEFINITIONS

1.01         Certain Defined Terms. The following terms have the following meanings:

“Acquired Company” means QR Energy, LP, a Delaware limited partnership.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business unit or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 23, 2014, by and among Parent, Breitburn GP LLC, Merger Sub, the Acquired Company and QRE GP, LLC.

“Administrative Agent” has the meaning specified in the introductory clause hereto.

“Administrative Agent’s Payment Office” means the address for payments as the Administrative Agent may from time to time specify.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Maximum Credit Amount” means the amount of $5,000,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, Company or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, with respect to Base Rate Loans, LIBOR Loans and LIBOR Market Index Rate Loans, the respective margins therefor as determined under the Pricing Grid.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 2

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which (a) is in existence at the time such Person becomes a Subsidiary, or (b) is assumed in connection with an investment in or acquisition of such Person, and has not been incurred or created by such Person solely in contemplation of such Person becoming a Subsidiary.

“Availability Period” has the meaning specified in Section 2.01(c).

“Available Borrowing Base” means, at the particular time in question, (i) the lesser of (x) the Elected Commitment Amount and (y) the Borrowing Base then in effect minus (ii) the Effective Amount at such time.

“Available Cash” means, with respect to Parent, “Available Cash” as defined in Parent’s partnership agreement on the Effective Date, as such definition may be amended in a manner reasonably acceptable to the Administrative Agent.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, and regulations promulgated thereunder.

“Base Rate” means, for any day, the fluctuating rate of interest in effect for such day which rate per annum shall be equal to the greatest of (a) the rate of interest as publicly announced from time to time by Administrative Agent as its “reference rate,” (b) one-half of one percent (0.50%) per annum above the Federal Funds Rate in effect from time to time, and (c) LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). (The “reference rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Administrative Agent, LIBOR or the Federal Funds Rate shall take effect on the effective date of such change in the reference rate announced by Administrative Agent, LIBOR or the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based at the Base Rate plus the Applicable Margin.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.05; provided, however, in no event shall the Borrowing Base ever exceed the Aggregate Maximum Credit Amount.

“Borrowing Base Deficiency” means at any time, the Effective Amount exceeds the Borrowing Base then in effect.

“Borrowing Base Period” means the period from the Effective Date to the initial Scheduled Borrowing Base Determination Date, and thereafter, each six-month period between Scheduled Borrowing Base Determination Dates.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 3

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York, or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan or LIBOR Market Index Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations and the amount thereof shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States and having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by, and demand deposits with, any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000, whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody’s at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) debt securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”) (and not “restricted securities” in the Company’s hands as defined in Rule 144 under the Securities Act), or adjustable rate preferred stock traded on a national securities exchange and issued by a corporation duly incorporated under the laws of a state of the United States, or issued by any state, county or municipality located in the United States of America; provided, however, that such debt securities are rated A2 by Moody’s and A or better by S&P at the time of acquisition, and such debt securities have a maturity not in excess of twelve (12) months from the date of creation thereof; (e) repurchase agreements with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above; and (f) money market mutual or similar funds having assets in excess of $100,000,000.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $20,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 4

“Change of Control” means:

(a)          General Partner shall cease to own, directly or indirectly, all of the general partner interest (including all outstanding securities convertible to general partner interests) of the Company; or Breitburn GP LLC shall cease to own, directly or indirectly, all of the general partner interest (including all outstanding securities convertible to general partner interests) of Parent; or

(b)          Parent shall cease to own, directly or indirectly, all of the limited partnership interests (including all outstanding Equity convertible to limited partner interests) of the Company, or shall cease to own, directly or indirectly, all of the general partnership interest (including all outstanding Equity convertible to general partner interests) of the Company, or shall cease to own, directly or indirectly, at least 51% of the member interest (including all outstanding Equity convertible to limited partner interests) of Breitburn GP LLC; or

(c)          a sale of all or substantially all of the assets of the Loan Parties taken as a whole to any Person or group of Persons; or

(d)          the liquidation or dissolution of Parent or the Company; or

(e)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Parent or of the general partner of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent or the general partner of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(f)          the first day on which a majority of the Board of Directors of Breitburn GP LLC are not Continuing Directors. “Continuing Directors” means any member of the board of directors (or managers, in the case of a limited liability company) of Breitburn GP LLC, who (A) is a member of such board of directors or managers as of the date of this Agreement or (B) was nominated for election or elected to such board of directors or managers with the affirmative vote of two-thirds of the Continuing Directors who were members of such board of directors or managers at the time of such nomination or election (not including as board nominees any directors which the board is obligated to nominate pursuant to shareholders’ agreements, voting trust arrangements or similar arrangements).

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all property of any kind which is subject to a Lien in favor of Administrative Agent to secure the Obligations or which under the terms of any Security Document is purported to be subject to such Lien.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 5

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Credit Loans and to participate in Letters of Credit and Swing Line Loans up to such Lender’s Pro Rata Share of the least of (a) the then-effective Borrowing Base, (b) the Elected Commitment Amount, as such commitment may be increased from time to time in accordance with the provisions hereof or (c) the Aggregate Maximum Credit Amount, as such commitment may be terminated and/or reduced from time to time in accordance with the provisions hereof.

“Commitment Fee” means the variable fee as determined by the Pricing Grid payable pursuant to Section 2.07(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, with respect to the Loan Parties, for any fiscal period, the aggregate amount of all costs, fees and expenses paid by the Loan Parties in such fiscal period which are classified as interest expense on the consolidated financial statements of the Loan Parties, all as determined in conformity with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of Parent and its Consolidated Subsidiaries, on a consolidated basis, for such period determined in accordance with GAAP; provided that (a) the effect, if any, of non-cash gains, losses or adjustments under FAS 133 as a result of changes in the fair market value of derivatives shall be excluded from the calculation of net income (or net loss); and (b) there shall be excluded the net income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is at the time restricted or not permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary.

“Consolidated Subsidiaries” of Parent means all Restricted Subsidiaries and Unrestricted Entities that are consolidated in accordance with GAAP.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person, other than in the ordinary course of business, if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum reasonably anticipated liability in respect thereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 6

“Continuing Directors” has the meaning specified in the definition of “Change of Control.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.03, the Company (a) converts Base Rate Loans to LIBOR Loans, (b) continues as LIBOR Loans having Interest Periods expiring on such date as LIBOR Loans, with a new Interest Period or (c) converts LIBOR Market Index Rate Loans to Base Rate Loans or LIBOR Loans.

“Credit Extension” means and includes the making of any Loans or issuance, extension of expiry date or increase in amount of any Letter of Credit (including any Existing Letter of Credit) hereunder.

“Current Assets” means, at any time, the current assets of the Parent and its Restricted Subsidiaries at such time which would be properly classified as current assets in accordance with GAAP, plus, the Available Borrowing Base at such time, less, for purposes of this definition, any non-cash gains for any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Current Liabilities” means, at any time, the current liabilities of the Parent and its Restricted Subsidiaries at such time which would be properly classified as current liabilities in accordance with GAAP, excluding (a) the current portion of any maturities under this Agreement and (b) non-cash losses or charges on any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (a) the Highest Lawful Rate and (b)(i) with respect to LIBOR Loans and LIBOR Market Index Rate Loans, the interest rate otherwise applicable to such Loans plus 2% per annum, (ii) with respect to Letter of Credit Fees, the rate otherwise applicable plus 2% per annum, and (iii) with respect to all other Obligations other than (A) those included in the preceding clauses (i) and (ii), and (B) Obligations under Lender Derivative Contracts, the non-default interest rate then applicable to the Base Rate Loans plus 2% per annum.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 7

“Defaulting Lender” means subject to Section 2.14(e), any Lender that (a) has failed to (i) fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swing Line Loans) within three (3) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(e)) upon delivery of written notice of such determination to the Company, the Issuing Lender, the Swing Line Lender and each Lender.

“Derivative Contract” means any agreement with respect to any future, forward, swap, cap or collar, option, hedging, derivative or similar transaction covering oil and gas commodities or prices or financial, monetary or interest rate instruments, including any and all trades and confirmations entered into pursuant thereto.

“Dispositions” has the meaning specified in Section 8.02.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any political subdivision thereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 8

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period (a) plus, without duplication, the following expenses or charges to the extent deducted in the determination of Consolidated Net Income in such period: exploration expense, interest expense, depletion, depreciation, amortization, unrealized loss on Derivative Contracts, non-cash charges (including non-cash share-based payments under FASB Statement No. 123R), loss on sale of assets (excluding monetization (to the extent permitted under Section 8.10) of Derivative Contracts maturing within twelve (12) months), cumulative effect of accounting changes, income taxes, and cash distributions actually received from Unrestricted Entities and from any entity other than a Restricted Subsidiary; (b) minus, without duplication, the following gains or credits to the extent added in the determination of Consolidated Net Income in such period: unrealized gain on Derivative Contracts, gain on sale of assets (excluding monetization (to the extent permitted under Section 8.10) of Derivative Contracts maturing within twelve (12) months), cumulative effect of accounting changes, income from Unrestricted Entities, income from any other entity other than a Restricted Subsidiary and other non-cash income.

All calculations of EBITDAX, for any applicable period during which a permitted acquisition or Disposition is consummated shall be determined on a pro forma basis (such pro forma calculation to be acceptable to the Administrative Agent) as if such acquisition or Disposition was consummated on the first day of such applicable period.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plus the LC Obligation.

“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Elected Commitment Amount” means the aggregate Commitments of all Lenders, as set forth on Schedule 2.01, as such Commitments may be increased or reallocated from time to time pursuant to the terms hereof.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case having the force and effect of law and relating to environmental, health, and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity” means all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 9

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest or lien to secure, or the provision of other support by such Loan Party of, such Swap Obligation (or any guarantee or provision of support thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation (or any guarantee or provision of support thereof) becomes effective. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes” means, with respect to a Recipient of any payment to be made by or on account of any Obligation of any Loan Party, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (for the avoidance of doubt, whether as an original party hereto or as an Assignee) (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 3.01(a), (c) Taxes attributable to a failure of a Recipient to comply with Section 3.01(f), and (d) any Taxes imposed under FATCA.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 10

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means the Letters of Credit outstanding on the Effective Date pursuant to the Existing Credit Agreement and the letters of credit issued by Wells Fargo Bank, National Association outstanding on the Effective Date pursuant to the QR Energy Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“FAS 133” means Statement No. 133 of the Financial Accounting Standards Board.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Fee Letter” has the meaning specified in Section 2.07(c) hereof.

“Foreign” means organized under the laws of a jurisdiction other than the United States or a political subdivision thereof.

“Foreign Lender” means any Recipient that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s pro rata share of the outstanding LC Obligation other than that portion of the LC Obligation as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders pursuant to Section 2.14 or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s pro rata share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders pursuant to Section 2.14 or cash collateralized in accordance with the terms hereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 11

“Fund” means any Person (other than a natural person that is (or will be)) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Breitburn Operating GP LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and including the European Union and the European Central Bank.

“Guaranties” means, collectively, each Continuing Guaranty Agreement, substantially in the form of Exhibit G hereto, as applicable, executed by the Guarantor or Guarantors in favor of Administrative Agent, as same may be amended, supplemented or otherwise modified from time to time, and (b) the Guaranties described on Schedule 4.01. “Guaranty” means, individually, any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary of Parent that executes, or has previously executed, a Guaranty pursuant to Section 7.15 hereof or is party to a Guaranty in connection with the Existing Credit Agreement. “Guarantor” means, individually, any one of the Guarantors.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law, including as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import, and including: (a) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (b) radioactive materials, asbestos containing materials in a friable condition or polychlorinated biphenyls.

“Highest Lawful Rate” means, as of a particular date, with respect to any Loan, the maximum nonusurious interest rate that under applicable federal and New York law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

“Increase Effective Date” has the meaning specified in Section 2.04(b)(iv).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 12

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all undrawn amounts under letters of credit; (d) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (e) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property) including production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (g) Capital Leases; (h) all net obligations with respect to Derivative Contracts; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document, other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Independent Engineer” means each of (a) Netherland, Sewell and Associates, Inc., (b) Cawley Gillespie and Associates, Inc., (c) Schlumberger Limited , (d) Miller and Lents, LTD and (e) any other independent oil and natural gas reserve engineers selected by the Company and reasonably acceptable to the Administrative Agent.

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” (a) as to any Base Rate Loan (including a Swing Line Loan) and any LIBOR Market Index Rate Loan, means the last Business Day of each fiscal quarter prior to the Termination Date and the Termination Date, and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, and the date that falls three months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 13

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Revolving Credit Loan or on the Conversion/Continuation Date on which the Revolving Credit Loan is converted into or continued as LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Revolving Credit Borrowing or Notice of Conversion/Continuation; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Revolving Credit Loan, the interest rate, being the Base Rate, LIBOR or the LIBOR Market Index Rate forming the basis upon which interest is charged against such Revolving Credit Loan hereunder.

“Investments” has the meaning set forth in Section 8.04.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” shall mean (i) Wells Fargo Bank, National Association in its capacity as the issuer of the Existing Letters of Credit and other Letters of Credit pursuant to Section 2.10 and (ii) any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by Company and the Administrative Agent as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit. As used herein, “the Issuing Lender” means the applicable Issuing Lender, any Issuing Lender or all Issuing Lenders, as the context may require.

“LC Application” means an application or agreement for a standby Letter of Credit in such form as shall be acceptable to the Issuing Lender in its sole discretion, and duly executed by the Company pursuant to Section 2.10(b).

“LC Collateral Account” means a blocked deposit account held by the Administrative Agent.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate amount available to be drawn under all Letters of Credit then outstanding.

“LC Related Document” means the Letters of Credit, LC Applications and any other document relating to any Letter of Credit including any of the Issuing Lender’s standard form documents for Letter of Credit issuances.

“Lead Arranger” means Wells Fargo Securities, LLC acting alone or through or with affiliates selected by it, in its capacity as the sole bookrunner and sole lead arranger with respect to this Agreement.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 14

“Lender” has the meaning specified in the introductory clause hereto and, unless the context otherwise requires, includes the Swing Line Lender.

“Lender Derivative Contracts” means all Derivative Contracts (including those listed on Schedule 6.21) made or entered into, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between any Loan Party or any Subsidiary and a Lender Derivative Provider.

“Lender Derivative Provider” means (a) any Person that is a party to a Derivative Contract with any Loan Party or any Subsidiary, provided that such Person is or was a Lender hereunder (or under the Existing Credit Agreement) or an Affiliate of a Lender hereunder (or under the Existing Credit Agreement) at the time it entered into such Derivative Contract and (b) with respect to any Derivative Contract listed on Schedule 6.21 to which the Acquired Company or a Subsidiary of the Acquired Company is a party that is in effect on the Effective Date, each Person (other than a Loan Party or a Subsidiary) that is a party thereto on the Effective Date that is a Lender or an Affiliate of a Lender or is a “Lender” under the QR Energy Credit Agreement or an Affiliate thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means the Existing Letters of Credit and any stand-by letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application.

“Letter of Credit Fee” means the fee specified in Section 2.07(b).

“Letter of Credit Sublimit” means the lesser of (x) $75,000,000 and (y) the Available Borrowing Base.

“LIBOR” means:

(a)          for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%), provided that if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

1 Schedule 6.21 will be updated on the Effective Date.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 15

(b)          for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%), provided that if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Loan” means a Loan that bears interest based on LIBOR plus the Applicable Margin.

“LIBOR Market Index Rate” means, for any day with respect to any LIBOR Market Index Rate Loan, a rate per annum equal to the greater of: (a) 0% and (b) the rate appearing on Reuters Screen LIBOR01 Page (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day (or if such day is not a Business Day, then the immediately preceding Business Day), as the rate for dollar deposits with a one-month maturity. In the event that such rate is not available at such time for any reason, then the “LIBOR Market Index Rate” with respect to such LIBOR Market Index Rate Loan shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Loan and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. on such day (or if such day is not a Business Day, then the immediately preceding Business Day).

“LIBOR Market Index Rate Loan” means a Loan that bears interest based on the LIBOR Market Index Rate plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties and (b) the interest of a lessor under an Operating Lease.

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 16

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, each LC Application and Letter of Credit, the Fee Letter and each other document executed by a Loan Party in connection herewith that by its terms states that it is a Loan Document.

“Loan Parties” means collectively the Company, the General Partner and each of the Guarantors. “Loan Party” means individually, any of the Company, the General Partner or a Guarantor.

“Majority Lenders” means, at any time, the Lenders holding more than fifty percent (50%) of the sum of the Effective Amount or, if there is no Effective Amount, the Lenders holding more than fifty percent (50%) of the sum of the Commitments of all of the Lenders, provided that, the Commitment of, and the portion of the Effective Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master derivatives agreement, and any schedules to any of the foregoing.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole, or as to the Company, including any material adverse change in reserve estimates of the Oil and Gas Properties of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.

“Matured LC Obligation” means, at any time, the aggregate amount of payments theretofore made by the Issuing Lender in respect of Letters of Credit and not theretofore reimbursed by or on behalf of the Company to the Issuing Lender.

“Merger Sub” means Boom Merger Sub, LLC, a Delaware limited liability company.

“Mortgaged Properties” means such Oil and Gas Properties upon which the Loan Parties have granted the Administrative Agent for the benefit of the Lenders and the Lender Derivative Providers a Lien pursuant to the Mortgages.

“Mortgages” means the mortgages from the Loan Parties in favor of Administrative Agent, for the benefit of the Lenders and the Lender Derivative Providers described on Schedule 4.01 hereto and all additional mortgages delivered by the Loan Parties pursuant to Article IV of this Agreement, and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) as the same may be released in whole or in part from time to time which are executed and delivered to Administrative Agent for benefit of the Lenders and the Lender Derivative Providers pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 17

“Notes” means the promissory notes, whether one or more, specified in Section 2.01, substantially in the same form as Exhibit E including any amendments, modifications, renewals or replacements of such promissory notes.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Notice of Revolving Credit Borrowing” means a notice in substantially the form of Exhibit A-1.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties owing or to be owing, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising or incurred, by the Company or any other Loan Party: (a) to any Lender, the Issuing Lender, the Administrative Agent, or any Indemnitee under any Loan Document; (b) to any Lender Derivative Provider under any Lender Derivative Contract (but excluding any Excluded Swap Obligation); and (c) all renewals, extensions and rearrangements of the foregoing; in each case including interest accruing subsequent to the filing of a petition or other proceeding under the Bankruptcy Code or other similar proceeding.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means Liens reserved under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, Operating Agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by any Loan Party in the ordinary course of business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement.

“Oil and Gas Properties” means Hydrocarbon Interests now owned by the Loan Parties or any Subsidiary thereof and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including any and all property, real or personal, now owned by the Loan Parties and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, pipelines, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, and fixtures and attachments to, any and all of the foregoing owned directly or indirectly by the Loan Parties or any Subsidiary thereof.

“Operating Agreements” mean those agreements now or hereafter executed by any Loan Party and other working interest owners of the Oil and Gas Properties in connection with the operation of the Oil and Gas Properties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 18

“Organization Documents” means (a) for any corporation: the articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any limited liability company: the articles of organization, the regulations or operating agreement, certificate of organization and all applicable resolutions of the members of such company; and (c) for any limited partnership: the limited partnership agreement and all Organization Documents for its general partner, as any of the foregoing have been amended or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” has the meaning specified in the introductory clause hereto.

“Partnership Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or results of operations of the Acquired Company and its subsidiaries taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred:

(a)          changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(b)          changes in general economic conditions in the:

(i)          oil and gas exploration and production industry;

(ii)         the natural gas gathering, compressing, treating, processing and transportation industry generally;

(iii)        the natural gas liquids fractionating and transportation industry generally;

(iv)        the crude oil and condensate logistics and marketing industry generally; and

(v)         the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 19

(c)         the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(d)         any hurricane, tornado, flood, earthquake or other natural disaster;

(e)         with respect to Acquired Company only, actions or omissions of Company, or its affiliates, or any action taken at the request of or with the consent of Company;

(f)          the announcement or pendency of the Acquisition Agreement (including, for the avoidance of doubt, performance of obligations under the Acquisition Agreement);

(g)         any change in the market price or trading volume of the common units representing limited partner interests of such person (it being understood and agreed that the exception in this clause (g) shall not preclude any party to the Acquisition Agreement from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Partnership Material Adverse Effect);

(h)         any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any party to the Acquisition Agreement from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Partnership Material Adverse Effect);

(i)          changes in any laws or regulations applicable to such person or applicable accounting regulations or the interpretations thereof; and

(j)          any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such person (on their own behalf or on behalf of such person) arising out of or related to the Acquisition Agreement or the transactions contemplated thereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately and adversely affects such person, as compared to other similarly situated persons operating in the industries in which such person operates.

“Participant” has the meaning specified in Section 11.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which a Loan Party or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 20

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Phase I Report” means a report detailing the findings of an environmental site assessment conducted by a qualified third party that satisfies the standards set forth in the current American Standards and Testing Materials designated protocol for Phase I Environmental Site Assessments, E1527-05, or any subsequent edition thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Pricing Grid” means the annualized variable rates (stated in terms of basis points (“bps”)) set forth below for the Applicable Margin, Commitment Fee and Letter of Credit Fee, based upon the ratio of Effective Amount to the Borrowing Base Amount, as follows:

	Applicable Margin
Effective Amount/ Borrowing Base	LIBOR and LIBOR Market Index Rate (bps)	Base Rate (bps)	Commitment Fee (bps)	Letter of Credit Fee (bps)
≥90%	250.00	150.00	50.00	250.00
<90% ≥ 75%	225.00	125.00	50.00	225.00
<75% ≥ 50%	200.00	100.00	50.00	200.00
<50% ≥ 25%	175.00	75.00	37.50	175.00
<25%	150.00	50.00	37.50	150.00

The Pricing Grid for any date shall be determined by reference to the ratio of the Effective Amount and Borrowing Base and any change (a) shall become effective upon the delivery to the Administrative Agent of a Pricing Grid Certificate of a Responsible Officer of the Company (which certificate shall be delivered simultaneously with (i) the delivery of each Notice of Borrowing, any notice required under Section 2.04, Notice of Conversion/Continuation or a request for issuance of a Letter of Credit and (ii) any change in the amount of the Borrowing Base), and (b) shall apply (i) in the case of the Base Rate Loans and LIBOR Market Index Rate Loans, to Base Rate Loans and LIBOR Market Index Rate Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of the LIBOR Loans, to LIBOR Loans made, continued or converted on and after such delivery date. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the Pricing Grid Certificate when due, the ratio of Effective Amount to the Borrowing Base shall be deemed, solely for the purposes of this definition, to be greater than 90% until such time as the Company shall deliver such certificate.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 21

“Pricing Grid Certificate” means a Pricing Grid Certificate substantially in the form of Exhibit F hereto.

“Principal Business” means the business of (a) the exploration for, and development, acquisition, production, processing and upstream marketing and transportation of Oil and Gas; and (b) the business of providing services in connection with the production of Oil and Gas.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Pro Rata Share” means, as to any Lender at any time, the percentage set forth opposite its name on Schedule 2.01 hereto, as modified by any Assignment and Assumption, subject to adjustment as provided in Section 2.04(b) and Section 2.14.

“Proved Producing Reserves” means, with respect to the Oil and Gas Properties covered under the most recent Reserve Report delivered to the Administrative Agent and any Oil and Gas Properties acquired by the Loan Parties after the effective date of such Reserve Report, the reasonably anticipated production for each month for the total Oil and Gas classified as “proved producing” for such Oil and Gas Properties.

“QRE Refinancing” means the repayment of the Indebtedness and other obligations outstanding under (a) the QR Energy Credit Agreement on the Effective Date and termination of the commitments of the QR Energy Lenders thereunder and (b) solely to the extent that the Company elects to refinance such Indebtedness on or prior to the Effective Date, the QR Energy Indenture and the notes issued thereunder (which repayment may include a satisfaction and discharge of such Indebtedness effected on or prior to the Effective Date).

“QR Energy Acquisition” means the acquisition of the Acquired Company and its subsidiaries pursuant to the Acquisition Agreement in which (a) Merger Sub will merge with and into the Acquired Company with the Acquired Company surviving as a wholly-owned subsidiary of Parent and (ii) the existing equity holders of the Acquired Company will receive either equity interests of Parent or cash. In connection with the foregoing transactions, Parent intends to contribute the Acquired Company and its subsidiaries to the Company with the result that the Acquired Company and its subsidiaries become wholly-owned subsidiaries of the Company.

“QR Energy Credit Agreement” has the meaning specified in the recitals hereto.

“QR Energy Indenture” means that certain indenture, dated as of July 30, 2012, by and among the Acquired Company and QRE Finance Corporation, as issuers, the guarantors identified therein and U.S. Bank National Association, as trustee, with respect to the issuers’ 9/25% senior notes due 2020 from time to time issued thereunder.

“QR Energy Lenders” has the meaning specified in the recitals hereto.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 22

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty of such Loan Party, or the grant by such party of a security interest or lien to secure, or the provision of other support of, such Swap Obligation becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Status Report” for a fiscal quarter means a status report prepared quarterly by the Company in form, scope and content acceptable to the Administrative Agent, setting forth as of the last day of each month during such quarter (a) detailing production from the Oil and Gas Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, (b) information concerning any Derivative Contracts entered into by the Company or its Subsidiaries, and (c) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender (including the Swing Line Lender) and (c) the Issuing Lender, as applicable.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 7.13.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, Lenders holding more than sixty-six and two-thirds percent (66⅔%) of the sum of the Effective Amount or, if there is no Effective Amount, Lenders holding more than sixty-six and two-thirds percent (66⅔%) of the sum of the Commitments of all of the Lenders; provided that, the Commitment of, and the portion of the Effective Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Report” means a report, in form, scope and content acceptable to the Administrative Agent, covering proved developed and proved undeveloped Oil and Gas reserves attributable to the Oil and Gas Properties owned by the Company and its Subsidiaries and setting forth with respect thereto, (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, shut-in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to such Oil and Gas Properties as the Administrative Agent may reasonably request.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 23

“Responsible Officer” of a Person means any chief executive officer or co-chief executive officer, president, vice president with responsibility for financial matters, chief financial officer or treasurer of (1) such Person, if such Person is a corporation or limited liability company, or (2) the general partner of such Person, if such Person is a partnership.

“Restricted Subsidiary” means all subsidiaries of the Parent (other than the Company) and all subsidiaries of the Company, other than Unrestricted Entities.

“Revolving Credit Borrowing” means a borrowing hereunder consisting of Revolving Credit Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Sanctioned Country” means, at any time, a country or territory which itself is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or the Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Borrowing Base Determination” means a redetermination of the Borrowing Base in accordance with Section 2.05(a) on each Scheduled Borrowing Base Determination Date.

“Scheduled Borrowing Base Determination Date” means April 1, 2015 and thereafter April 1 and October 1 of each calendar year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreements” means collectively, (a) each agreement in substantially the form of Exhibit H executed by a Loan Party in favor of Administrative Agent for the benefit of the Lenders and the Lender Derivative Providers, and (b) each Security Agreement described on Schedule 4.01.

“Security Documents” means the Mortgages, the Security Agreements and related financing statements as same may be amended from time to time and any and all other instruments heretofore, now or hereafter executed in connection with or as security for the payment of the Obligations.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 24

“Senior Secured Indebtedness” means, at any date, all Indebtedness of the Company under this Agreement, but excluding Indebtedness of the type described in clause (h) of the definition thereof (obligations with respect to Derivative Contracts).

“Senior Unsecured Notes” means unsecured notes issued by the Company, Breitburn Finance Corporation, or the Parent after the Effective Date; provided that, the agreements and instruments governing such Indebtedness shall not contain (a) any affirmative or negative covenant (including financial covenants) that is more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Indebtedness and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (a), (b) any restriction on the ability of the Company or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (c) any restrictions on the ability of any Subsidiary of the Company or Parent to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated), (d) any restrictions on the ability of any Subsidiary, the Parent or the Company to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated), (e) a scheduled maturity date that is earlier than first anniversary of the Termination Date, (f) any amortization or other mandatory principal payments by way of a sinking fund or similar arrangement other than at the scheduled maturity thereof, or (g) any Lien securing such Indebtedness.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Borrowing Base Determination” has the meaning specified in Section 2.05(b).

“Specified Acquisition” means an Acquisition for which: (a) a binding and enforceable purchase and sale agreement has been signed by a Loan Party; and (b) at all times until the Oil and Gas Properties subject to the applicable purchase and sale agreement are acquired by the applicable Loan Party, the Available Borrowing Base is greater than or equal to ten percent (10%) of the then-current Borrowing Base.

“Specified Acquisition Agreement Representations” means the representations and warranties relating to the Acquired Company in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Parent or its Affiliates have the right to terminate its or their obligations under the Acquisition Agreement as a result of a breach of any such representations and warranties.

“Specified Representations” means representations and warranties made by the Parent, the Company and the other Loan Parties on the Effective Date in Sections 6.01(a) (but solely with respect to corporate or other company existence), 6.01(b) (but solely with respect to corporate or other company authority to execute, deliver and perform the Loan Documents required to be delivered on the Effective Date), 6.02(a), 6.04, 6.08, 6.16 (but solely with respect to the first sentence thereof), 6.23(b) (after giving effect to the Transactions) and 6.25 of this Agreement.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 25

“subsidiary” of a Person means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other Equity (in the case of Persons other than corporations) having ordinary voting power for the election of directors or other governing body are owned, or the management of which is controlled directly or indirectly by such Person, or by one or more of the subsidiaries of such Person, or a combination thereof. All references in this Agreement and in the other Loan Documents to the capitalized terms “Subsidiary” or “Subsidiaries” shall mean Restricted Subsidiaries and shall not include any Unrestricted Entity.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap (whether or not such obligation is an Obligation under a Lender Derivative Contract).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.13.

“Swing Line Lender” has the meaning specified in the introductory clause hereto.

“Swing Line Loan” has the meaning specified in Section 2.13(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.13, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Settlement Date” means the 15th day and the last day of each calendar month, provided however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Borrowing Base.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) November 19, 2019, or (b) the date on which the Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Total Proved Reserves” means, with respect to the Oil and Gas Properties covered under the most recent Reserve Report delivered to the Administrative Agent and any Oil and Gas Properties acquired by the Loan Parties after the effective date of such Reserve Report, the reasonably anticipated production for each month for the total Oil and Gas classified as “total proved” for such Oil and Gas Properties; provided, however, the “proved developed non-producing” reserves and “proved undeveloped” reserves included in such calculation shall not exceed 25% of the “total proved” reserves.

“Transactions” means, collectively, (a) the QR Energy Acquisition, (b) the funding of the initial Loans under this Agreement, (c) the QRE Refinancing, (d) incurrence of Indebtedness by the Parent, the Company or any of their Subsidiaries on or before the Effective Date, a portion of the net proceeds of which are used to fund a portion of the foregoing clauses (a) and/or (c), and (e) the payment of fees and expenses incurred in connection with the foregoing.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 26

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Entity” means (1) the entities listed on Schedule 6.19 under the heading “Unrestricted Entities”, and (2) in the event an entity that is not a Wholly Owned Subsidiary becomes, after the Effective Date, a subsidiary of Parent, then such entity shall be an Unrestricted Entity; provided, however, in the event that (a) any of the foregoing entities (other than the Unrestricted Utica Shale Subsidiary) becomes a Wholly Owned Subsidiary of Parent, or (b) any of the foregoing entities guarantees, or grants any Lien to secure, any Indebtedness of Parent or any Restricted Subsidiary of Parent, then such entity shall no longer be an Unrestricted Entity and shall be a Restricted Subsidiary, and all of the covenants and other provisions of this Agreement applicable to Restricted Subsidiaries shall apply to such Subsidiary. In addition, Parent or Company may, by notice given to the Administrative Agent, designate an Unrestricted Entity as a Restricted Subsidiary, provided that the requirements of this Agreement pertaining to the granting of Collateral and the giving of a Guaranty by such Subsidiary (including Sections 4.01, 4.02, 7.14 and 7.15) shall be satisfied as a condition of such designation.

“Unrestricted Utica Shale Subsidiary” means Breitburn Collingwood Utica LLC, a Delaware limited liability company.

“Unrestricted Salt Water Disposal Subsidiary” means East Texas Salt Water Disposal Company, a Texas corporation.

“U.S. Person” means a United States person as defined under Section 7701(a)(30) of the Code.

“Utica Shale Properties” means the Oil and Gas Properties in Alpina, Antrim, Cheboygan, Crawford, Kalkaska, Montmorency, Otsego, Oscoda, Alcona and Presque Isle Counties, Michigan in the interval defined as being from the top of the Cincinnatian formation down to 100 feet above the top of the Glenwood formation, including the Collingwood Utica Shale.

“Wholly Owned” means, when used to describe a Subsidiary, that all of the Equity of such Subsidiary is owned, directly or indirectly, by Parent or the Company.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 27

1.02        Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.03        Accounting Principles.

(a)          Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2013. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent and its subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Loan Parties on a consolidated basis, determined in accordance with GAAP.

(b)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Article II.

THE CREDIT

2.01        Amounts and Terms of the Commitments.

(a)          Each Lender severally agrees, on the terms and conditions set forth herein, to make loans denominated in dollars to the Company (each such loan, a “Revolving Credit Loan”) from time to time on any Business Day during the period from the Effective Date to the Termination Date, so long as (a) with respect to any Lender, such Revolving Credit Loans then requested to be made by such Lender do not exceed such Lender’s Pro Rata Share of the aggregate amount of all Loans then requested from the Lenders, and (b) the sum of the aggregate principal amount of all Revolving Credit Loans by all Lenders hereunder plus the aggregate principal amount of all Swing Line Loans plus the LC Obligation outstanding at any time does not exceed the lesser of the Borrowing Base and the Elected Commitment Amount in effect at such time. Subject to the terms and conditions hereof, until the Termination Date, Company may borrow, repay, and reborrow hereunder.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 28

(b)          Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a promissory note from the Company payable to such Lender or its registered assigns (herein called such Lender’s “Note” and collectively, the “Notes”). The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein.

(c)          Subject to the terms and conditions of Section 2.10 below and relying upon the agreements of the Lenders set forth herein, the Issuing Lender agrees to issue Letters of Credit as support for Derivative Contracts covering Oil and Gas commodities as approved by the Administrative Agent and other purposes permitted hereunder, upon the request of the Company at any time and from time to time on and after the Effective Date and up to, but excluding, the Termination Date (the “Availability Period”). The Lenders severally agree to participate in all Letters of Credit and drawings thereunder. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause the LC Obligation to exceed $75,000,000 or the Effective Amount to exceed the Borrowing Base then in effect.

(d)          On the Effective Date (a) the commitments of the lenders under the Existing Credit Agreement that are Lenders under this Agreement are reallocated among such Lenders and, as applicable, increased as set forth on Schedule 2.01, and (b) the commitment of any lender under the Existing Credit Agreement that is not a Lender hereunder is terminated.

2.02        Procedure for Borrowings.

(a)          Each Revolving Credit Borrowing of Revolving Credit Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Revolving Credit Borrowing duly completed; which notice must be received by the Administrative Agent (x) prior to 1:00 p.m. (Houston, Texas time) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans, (y) prior to 9 a.m. (Houston, Texas time) on the requested Borrowing Date, in the case of LIBOR Market Index Rate Loans to be borrowed on the Effective Date, and (z) prior to 1:00 p.m. (Houston, Texas time) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans; provided, however, the Notice of Revolving Credit Borrowing with respect to the Loans to be borrowed on the Effective Date may be conditioned on the actual consummation of the QR Energy Acquisition, subject to the Company’s obligations under Section 3.04(b) with respect to LIBOR Loans.

(b)          Each Notice of Revolving Credit Borrowing shall specify (i) the amount of the Revolving Credit Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (y) $500,000 or any multiple integrals of $100,000 in excess thereof or (z) the unadvanced portion of the Available Borrowing Base, except that clause (y) shall not apply in the case of Loans to fund reimbursement obligations under drawings under Letters of Credit, and (B) for LIBOR Loans and LIBOR Market Index Rate Loans, $3,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $3,000,000, then the Company may not request a LIBOR Loan or a LIBOR Market Index Rate Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Loans comprising the Revolving Credit Borrowing; and (iv) for LIBOR Loans the duration of the Interest Period applicable to such Revolving Credit Loans. If the Notice of Revolving Credit Borrowing fails to specify the duration of the Interest Period for any Revolving Credit Borrowing comprised of LIBOR Loans, such Interest Period shall be one month.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 29

(c)          The number of tranches outstanding of Base Rate Loans, LIBOR Loans and LIBOR Market Index Rate Loans, whether under a Borrowing, conversion or continuation shall not exceed ten (10) at any one time.

(d)          The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Revolving Credit Borrowing and of the amount of such Lender’s Pro Rata Share of that Revolving Credit Borrowing.

(e)          A Notice of Revolving Credit Borrowing shall not request a Revolving Credit Borrowing of LIBOR Market Index Rate Loans for any day other than the Effective Date.

(f)          Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Revolving Credit Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 11:00 a.m. (Houston, Texas time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent to the Company’s operating account with the Administrative Agent or by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

2.03        Conversion and Continuation Elections.

(a)          During the period from the Effective Date to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans or LIBOR Market Index Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Revolving Credit Loans into Revolving Credit Loans of any other Interest Rate Type (provided that the LIBOR Market Index Rate shall be available for Loans made on the Effective Date only, and no Loans may be converted into LIBOR Market Index Rate Loans); or (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Credit Loans having Interest Periods expiring on such day; provided, that if at any time a LIBOR Loan or LIBOR Market Index Rate Loan in respect of any Revolving Credit Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $3,000,000, such LIBOR Loan or LIBOR Market Index Rate Loan shall automatically convert into a Base Rate Loan.

(b)          The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into or continued as LIBOR Loans; and (ii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Revolving Credit Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Revolving Credit Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)          If upon the expiration of any Interest Period applicable to LIBOR Loans the Company has failed to select timely a new Interest Period to be applicable to LIBOR Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 30

(d)          The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Revolving Credit Loans with respect to which the notice was given.

2.04        Optional Commitment Reductions and Optional Prepayments.

(a)          The Company shall have the right to terminate or to permanently reduce the amount of the Aggregate Maximum Credit Amount, the Swing Line Sublimit or the Letter of Credit Sublimit, at any time, or from time to time, upon notice given to the Administrative Agent (which shall promptly notify the Lenders) not less than 12 Noon Houston, Texas time three (3) Business Days' prior to the date of termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than (i) $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof for any reduction of the Aggregate Maximum Credit Amount, and (ii) $1,000,000 or any whole multiple of $500,000 in excess thereof for any reduction of the Swing Line Sublimit or the Letter of Credit Sublimit). Any such notice given shall be irrevocable and effective only upon receipt by the Administrative Agent. The Aggregate Maximum Credit Amount, the Swing Line Sublimit and the Letter of Credit Sublimit once terminated or reduced may not be reinstated.

(b)          Request for Increase.

(i)          Provided no Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time deliver a request for an increase in the Elected Commitment Amount; provided that (a) any such request for an increase shall be in a minimum amount of $5,000,000, (b) the Company may make a maximum of two (2) such requests between Scheduled Borrowing Base Determinations and (c) after giving effect to such request the Elected Commitment Amount does not exceed the lesser of (A) the Aggregate Maximum Credit Amount, as such amount may be reduced pursuant to Section 2.04(a) and (B) the Borrowing Base then in effect. The request from the Company shall include the amount of the requested increase, the effective date for the increase and certify that, before and after giving effect to such increase, the representations and warranties contained in Article 6 and the other Loan Documents are true and correct as of the date of such request.

(ii)         The Administrative Agent shall notify each of the Lenders of the Company’s request and determine whether each such Lender agrees to increase its Commitment (which agreement may be given or withheld at such Lender’s sole and absolute discretion) and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within the time period specified in such notice for responses shall be deemed to have declined to increase its Commitment.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 31

(iii)        The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made under this Section 2.04(b). To achieve the full amount of a requested increase and subject to the approval of the Swing Line Lender and each Issuing Lender (which approvals shall not be unreasonably withheld), the Administrative Agent, in consultation and with the consent of the Company, may also invite additional Persons who qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent. It shall not be a condition to obtaining an increase in the Elected Commitment Amount that the full amount of such increase requested by the Company be approved by the Lenders or any additional Eligible Assignees. If less than the full amount of the increase requested by the Company is approved by the Lenders and Eligible Assignees, if any, the Company may, at its option, accept the amount of the increase so approved, or the Company may withdraw its request for such increase, in which case the Company shall be deemed not to have made a request for such increase.

(iv)        If the Elected Commitment Amount is increased in accordance with this Section 2.04(b), the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the allocation of the final Pro Rata Shares, after giving effect to such increase. The Administrative Agent shall promptly notify the Company and the Lenders of (i) the final amount and allocation of the Pro Rata Shares after giving effect to such increase and the Increase Effective Date and (ii) the amount of Loans of each Interest Rate Type and the applicable Interest Period thereof. On the Increase Effective Date, all outstanding Loans and Commitments shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respectively revised Pro Rata Shares, after giving effect to such increase in the Elected Commitment Amount and the Lenders shall make purchases and adjustments among themselves with respect to the Loans and Commitments then outstanding and amounts of principal, interest, fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation of the Pro Rata Shares and the Elected Commitment Amount. In connection with such reallocation among the Lenders, on the Increase Effective Date, the Loan Parties shall promptly reimburse the Lenders for losses and expenses incurred in respect of LIBOR Loans in accordance with Section 3.04. Upon the Increase Effective Date, after giving effect to the allocation of such increase, Schedule 2.01 shall be deemed amended and restated to reflect the Elected Commitment Amount and Pro Rata Shares then in effect.

(c)          Subject to Section 3.04, the Company may, at any time or from time to time,

(i)          prepay Revolving Credit Loans that are Base Rate Loans or LIBOR Market Index Rate Loans, without premium or penalty, upon notice to the Administrative Agent of not less than one (1) Business Day, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $1,000,000 or multiple integrals thereof (unless the outstanding principal amount of all Revolving Credit Loans that are Base Rate Loans or LIBOR Market Index Rate Loans (as the case may be) is less than $1,000,000, then such prepayments shall be equal to such outstanding principal amount),

(ii)         prepay Revolving Credit Loans that are LIBOR Loans, without premium or penalty (but subject to Section 3.04) upon notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, prepay Revolving Credit Loans, in whole or in part, in aggregate minimum principal amounts of $1,000,000 (or, if less, the remaining outstanding principal amount thereof) or multiple integrals thereof plus all interest and expenses then outstanding on the amount prepaid, and

(iii)        upon notice to the Swing Line Lender (with a copy to the Administrative Agent), voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. Houston, Texas time on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $200,000 (or, if less, the remaining outstanding principal amount thereof). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 32

Any notice of prepayment pursuant to clause (i) or (ii) above shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Revolving Credit Loans to be prepaid and shall be irrevocable; provided that (subject to Section 3.04) a notice of prepayment made in connection with any refinancing of this Agreement (or any other transaction that is intended to provide the funds for such prepayment) may be conditioned upon the consummation of such refinancing (or other transaction). The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of a prepayment pursuant to clauses (ii) and (iii) above, accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

2.05        Borrowing Base Determinations; Mandatory Prepayments of Loans.

(a)          Scheduled Borrowing Base Determinations. At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect. Subject to Section 8.05(e)(ii), from and after the Effective Date, the initial Borrowing Base hereunder shall be $2,500,000,000.00, until redetermined pursuant to the terms of this Section 2.05. Upon notice to the Company, the Borrowing Base shall be redetermined for each succeeding Borrowing Base Period on each Scheduled Borrowing Base Determination Date, and each such redetermination shall be effective as of the date set forth in such notice of redetermination. The Borrowing Base shall be determined based upon the loan collateral value assigned to the Oil and Gas Properties owned by the Company and its Subsidiaries and such other credit factors (including the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Loan Parties) that the Lenders deem significant. The Lenders’ determination of the Borrowing Base shall be in their sole discretion. Upon each redetermination of the Borrowing Base, the Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Lenders in the case of Borrowing Base decreases or affirmations) establish the redetermined Borrowing Base. If the Company does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Maximum Credit Amount or the Elected Commitment Amount.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 33

(b)          Special Borrowing Base Determinations. In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.05(a), the Company and the Required Lenders may each request one (1) additional redetermination of the Borrowing Base during each Borrowing Base Period (“Special Borrowing Base Determination”). In the event the Company requests a Special Borrowing Base Determination pursuant to this Section 2.05(b), the Company shall deliver written notice of such request to the Lenders which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Lenders, and (ii) such other information as the Lenders shall request prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Likewise, in the event the Required Lenders exercise their option for a Special Borrowing Base Determination, the Administrative Agent shall give the Company notice of the redetermined Borrowing Base.

(c)          Mandatory Prepayment of Loans.

(i)          If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.04(a), the Effective Amount exceeds the Elected Commitment Amount, then the Company shall prepay the Loans on the date of such termination or reduction (or, to the extent no Loans are outstanding, including after giving effect to this Section 2.04(c)(i), pay to the Administrative Agent on behalf of the Lenders cash or Cash Equivalents to be held as cash collateral in the LC Collateral Account pursuant to Section 2.10(h)) in an aggregate amount necessary to eliminate such excess.

(ii)         If a Borrowing Base Deficiency shall exist at the time of a Borrowing Base redetermination or adjustment pursuant to the terms of this Agreement, then the Company shall, within thirty (30) days after notice from the Administrative Agent to the Company of the new or adjusted Borrowing Base, exercise any one or combination of the following: (A) make a mandatory principal prepayment in an amount equal to (x) the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (B) hereof, or (y) five (5) monthly installments equal to one-fifth of the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (B) hereof, with the first such installment due thirty (30) days after notice from the Administrative Agent to the Company of the new or adjusted Borrowing Base, and each following installment due thirty (30) days after the preceding installment; or (B) pledge, or cause its Subsidiaries to pledge, additional unencumbered collateral of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the existing Collateral shall cause the Borrowing Base to equal or exceed the Effective Amount, after giving effect to any action taken under (A) hereof. If, because of the LC Obligation, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Company shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as collateral for so long as a Borrowing Base Deficiency remains as provided in Section 2.10(h).

(iii)        Each prepayment of Loans pursuant to this Section 2.05(c) shall be applied, first, ratably to any Base Rate Borrowings of Base Rate Loans then outstanding, second, ratably to any LIBOR Market Index Rate Borrowings of LIBOR Market Index Rate Loans then outstanding, and, third, to any LIBOR Borrowings of LIBOR Loans then outstanding as the Company may direct.

(iv)        Each prepayment of the Loans pursuant to this Section 2.05(c) shall be applied, first, to the outstanding Swing Line Loans and, second, to outstanding Revolving Credit Loans.

(v)         Each prepayment of a Borrowing pursuant to this Section 2.05(c) shall be applied to the Loans included in such prepaid Borrowing in accordance with each Lender’s Pro Rata Share thereof. Prepayments of LIBOR Borrowings pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the principal amount prepaid.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 34

(vi)        Prepayments permitted or required under this Section 2.05(c) shall be without premium or penalty, but shall be subject to payment of amounts due pursuant to Section 3.04.

2.06        Repayment.

(a)          Revolving Credit Loans. The Company shall repay to the Administrative Agent (for the account of the Lenders in their respective Pro Rata Shares) the aggregate principal amount of Revolving Credit Loans outstanding on the Termination Date, on which date all principal amounts outstanding, plus all accrued but unpaid interest and other amounts then due hereunder or under the other Loan Documents, if not sooner paid, shall be due and payable in full.

(b)          Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the first Swing Line Settlement Date to occur after such Loan is made and (ii) the Termination Date.

(c)          Interest.

(i)          Each LIBOR Loan shall bear interest on the aggregate outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (A) LIBOR, plus the Applicable Margin, or (B) the Highest Lawful Rate. Each Revolving Credit Loan that is a Base Rate Loan and each Swing Line Loan shall bear interest on the aggregate outstanding principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Margin or (B) the Highest Lawful Rate. Each LIBOR Market Index Rate Loan shall bear interest on the aggregate outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the lesser of (A) the LIBOR Market Index Rate plus the Applicable Margin or (B) the Highest Lawful Rate.

(ii)         Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.04(c) or 2.05(c) (except in the case of Base Rate Loans and LIBOR Market Index Rate Loans) for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii)        Notwithstanding Section 2.06(c)(i), the Company shall pay interest (after, as well as before, entry of judgment thereon, to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the Default Rate (A) while any Event of Default under Section 9.01(a)(i) exists and (B) if required by the Majority Lenders by notice to the Company given through the Administrative Agent, while any Event of Default (other than an Event of Default under Section 9.01 (a)(i)) exists.

2.07        Fees.

(a)          Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Lenders, an aggregate commitment fee at a per annum rate equal to the then-applicable Commitment Fee indicated in the Pricing Grid times the actual daily amount by which the total Commitments exceed the sum of (i) the outstanding amount of Revolving Credit Loans and (ii) the outstanding amount of LC Obligations. Such commitment fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the first Business Day of the first month of each quarter commencing on the first such Business Day that occurs after the Effective Date through the Termination Date, with the final payment to be made on the Termination Date. The commitment fee provided in this subsection shall accrue at all times after the Effective Date up to the Termination Date, including at any time during which one or more conditions in Section 5.02 are not met.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 35

(b)          Letter of Credit Fee. The Company agrees to pay (i) to the Administrative Agent (for the ratable account of the Lenders in their respective Pro Rata Shares), a fee for each Letter of Credit, to be paid quarterly in arrears following the Issuance of such Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof) in the amount equal to the greater of (A) $500.00 and (B) the product equal to the Letter of Credit Fee set forth on the Pricing Grid multiplied by the undrawn amount available under such Letter of Credit (such fee shall be deemed to be fully earned and owing upon the Issuance of such Letter of Credit, and no refund shall be due in the event such Letter of Credit is terminated prior to its expiry date), provided, however, if any Letter of Credit exists at the time a Lender becomes a Defaulting Lender (X) if the Company has cash collateralized any portion of such Defaulting Lender’s Fronting Exposure pursuant to Section 2.14(b), then the Company shall not be required to pay any fees to such Defaulting Lender pursuant to this Section 2.07 with respect to such Defaulting Lender’s Fronting Exposure during the period such Defaulting Lender’s Fronting Exposure is cash collateralized, (Y) if the non-Defaulting Lenders’ exposure to Letters of Credit is reallocated pursuant to Section 2.14(d), then the fees payable to the Lenders pursuant to this Section 2.07 shall be adjusted in accordance with the non-Defaulting Lenders’ exposure to Letters of Credit as so allocated, or (Z) if such Defaulting Lender’s Fronting Exposure is neither cash collateralized pursuant to Section 2.14(b) nor reallocated pursuant to Section 2.14(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to this Section 2.07 with respect to such Defaulting Lender’s Fronting Exposure shall be payable to the Issuing Lender until such Fronting Exposure is cash collateralized and/or reallocated, (ii) to the Issuing Lender for its account a fee for the issuance of each Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof), at the Issuance of such Letter of Credit, in an amount equal to the greater of (A) $500.00 and (B) one-eighth of one percent (0.125%) multiplied by the aggregate amount available under each Letter of Credit (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) to the Issuing Lender for its account, the Issuing Lender’s usual and customary fees for amendment to transfer of or negotiation of the terms of each Letter of Credit. The Administrative Agent shall pay to each Lender its Pro Rata Share of the Letter of Credit Fee paid pursuant to Section 2.07(b)(i).

(c)          Agency Fees. The Company shall pay fees to the Administrative Agent for the Administrative Agent’s own account, as required by that certain letter agreement (“Fee Letter”) between the Company and the Administrative Agent dated as of July 23, 2014.

2.08        Computation of Fees and Interest.

(a)          All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 36

(b)          Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

2.09        Payments by the Company; Borrowings Pro Rata.

(a)          All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. All payments by the Company shall be made in immediately available funds to the Administrative Agent by credit to the Company’s operating account at the Administrative Agent’s Payment Office for the account of the Administrative Agent or the Lender to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 12 Noon (Houston, Texas time) on the date specified herein. Except to the extent otherwise provided herein, (i) each payment by the Company of fees shall be made pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of Revolving Credit Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders. Notwithstanding the foregoing, to the extent money is received by the Administrative Agent pursuant to the exercise of remedies under the Security Documents such money shall be applied to the pro rata payment of the Obligations.

(b)          The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Any payment received by the Administrative Agent later than 12 Noon (Houston, Texas time) may be deemed by the Administrative Agent to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. When the Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements due Administrative Agent under Section 11.04 or 11.05.

(c)          Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)          Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          Except to the extent otherwise expressly provided herein, each borrowing of Revolving Credit Loans hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 37

2.10        Issuing the Letters of Credit.

(a)          Subject to the terms and conditions set forth herein, the Company may request the Issuing Lender to issue Letters of Credit for its own account or for any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period; provided that the Company may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (i) the Effective Amount exceeds the Borrowing Base at such time or would exceed the Borrowing Base as a result thereof, or (ii) the aggregate LC Obligation exceeds the Letter of Credit Sublimit or would exceed the Letter of Credit Sublimit as a result thereof.

(b)          In order to request the issuance of a Letter of Credit, the Company shall submit a Notice of Revolving Credit Borrowing and a LC Application in writing by telecopy (or electronic communication, if arrangements for doing so have been approved by the recipient) to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 1:00 p.m., Houston, Texas time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Revolving Credit Borrowing and LC Application shall be (i) signed by the Company, (ii) specify the Business Day on which such Letter of Credit is to be issued, (iii) specify the purpose for the requested Letter of Credit, (iv) specify the availability for Letters of Credit under (A) the Borrowing Base and (B) the $75,000,000 aggregate LC Obligation limitation, as of the date of issuance of such Letter of Credit, (v) specify the expiry date thereof, which shall not be later than the earlier of (A) twelve (12) months from the date of issuance of such Letter of Credit and (B) seven (7) Business Days prior to the Termination Date, and (vi) specify such other matters as may be reasonably required by the Issuing Lender.

Notwithstanding Section 2.10(b)(v)(A), but subject to the other terms and conditions hereof, if the Company so requests in a LC Application, the Issuing Lender shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the latest date for expiry of Letters of Credit permitted by this Section 2.10(b); provided, however, that the Issuing Lender shall not be required to permit any such extension if (1) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (2) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 38

(c)          Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions set forth in Article V shall not have been satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall issue such Letter of Credit or amendment, as the case may be, to the specified beneficiary, in each case in accordance with the Issuing Lender’s usual and customary business practices. The Issuing Lender shall provide the Company with a copy of each Letter of Credit so issued. Each such Letter of Credit shall, unless otherwise expressly agreed by the Issuing Lender and the Company at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”), or any successor entity, and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Issuing Lender shall have no obligation to issue any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder (unless the Issuing Lender has entered into satisfactory arrangements with the Company or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender).

(d)          Upon the issuance date of each Letter of Credit and on the Effective Date with respect to Existing Letters of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit. If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Agreement in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company and the Administrative Agent thereof, but failure to so notify the Company shall not in any way affect the Company’s obligations hereunder. The Company hereby promises and agrees, at the Company’s option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender, by 2:00 p.m., Houston, Texas time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice. The Company will be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the intended date of honor in an amount equal to the unreimbursed drawing, but subject to the conditions set forth in Section 5.02 (other than delivery of a Notice of Borrowing). If the Company fails timely to make such payment because a Loan cannot be made pursuant to Section 2.01(a) and/or Section 5.02, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft. If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Base Rate. Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft. Nothing in this Section 2.10(e) or elsewhere in this Agreement shall diminish the Company’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as provided in this Section 2.10(e) shall not constitute a cure or waiver of the Event of Default for failure to timely provide such funds as required in this Section 2.10(e).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 39

(f)          The Company’s obligation to reimburse the Issuing Lender for amounts paid on account of drafts honored under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit, any LC Application, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the Issuing Lender under a Letter of Credit issued by the Issuing Lender against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any LC Application, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.10(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.

(g)          In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 40

(h)          If the Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article IX of this Agreement, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and the Company shall be obligated to pay to the Administrative Agent immediately an amount equal to the LC Obligations. All amounts made due and payable by the Company under this Subsection 2.10(h) may be applied as the Issuing Lender elects to any of the various LC Obligations; provided, however, that such amounts applied to the LC Obligations shall be (i) first, applied to the LC Obligation, and (ii) second, held by the Administrative Agent for the benefit of the Issuing Lender and the Lenders as Collateral in the LC Collateral Account until all remaining LC Obligations have been satisfied. This Subsection 2.10(h) shall not limit or impair any rights which the Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including any LC Application.

(i)          The Company hereby grants a security interest in and lien on all cash and other funds paid to the Administrative Agent to be held as cash collateral pursuant to this Section, the LC Collateral Account and all funds therein, and all proceeds of the foregoing, to the Administrative Agent for and on behalf of the Lenders as security for the Obligations. The Company agrees to execute and deliver from time to time such documentation as the Administrative Agent may reasonably request to further assure such security interest. The Company shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.05(c).

(j)          If the Company is required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as provided in Section 2.10(h)) shall be returned to the Company promptly after all Defaults and Events of Default have been waived or cured. If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.05(c), in the event that there exists excess cash collateral, upon the request of the Company the Administrative Agent shall promptly return such excess amount to the Company provided that no Event of Default shall have occurred and be continuing.

(k)          As of the Effective Date, each Existing Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

2.11        Payments to the Administrative Agent; Several Obligations of the Lenders.

(a)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing of LIBOR Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans or LIBOR Market Index Rate Loans, prior to 10:00 a.m. Houston, Texas time on the date of such Revolving Credit Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Company, the interest rate applicable to the other Loans included in such Borrowing. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 41

(b)          Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)          The failure of any Lender to make any Loan on any Borrowing Date, to fund any participation or to make a payment pursuant to Section 11.04(c) shall not relieve any other Lender of its obligation to do so, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date, to fund any participation to be funded by such other Lender, or to make any payment pursuant to Section 11.04(c) to be made by such Lender.

2.12        Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Loans or the participations in LC Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Credit Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall

(a)          notify the Administrative Agent of such fact, and

(b)          purchase (for cash at face value) participations in the Revolving Credit Loans and participations in LC Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and other amounts owing them, provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 42

(ii)         the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender, (y) the application of cash collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or participations in LC Obligations or Swing Line Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

2.13        Swing Line Loans.

(a)          The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.13(a), to make loans (each such loan, a “Swing Line Loan”), to the Company from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the outstanding amount of Revolving Credit Loans and LC Obligations of the Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the aggregate Commitments at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all LC Obligations at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.13(a), prepay under Section 2.04(c)(iii), and reborrow under this Section 2.13(a). Each Swing Line Loan shall bear interest at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan. Notwithstanding anything to the contrary contained herein, the Swing Line Lender shall not at any time be obligated to make any Swing Line Loan hereunder if any Lender is at such time a Defaulting Lender, unless the Company has entered into arrangements satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 43

(b)          Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m., Houston, Texas time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $200,000 or any whole multiple of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m., Houston, Texas time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.13(a), (B) that one or more of the applicable conditions specified in Article V is not then satisfied, or (C) any Lender is at such time a Defaulting Lender hereunder (unless the Swing Line Lender has entered into satisfactory arrangements with the Company or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender),then subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in immediately available funds.

(c)          Refinancing of Swing Line Loans.

(i)          The Swing Line Lender at any time in its sole and absolute discretion, may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Credit Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Company with a copy of the applicable borrowing notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Payment Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.13(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.13(c)(i), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.13(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 44

(iv)        Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.13(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.13(e) to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.14        Defaulting Lenders.

(a)          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by Requirements of Law:

(i)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a) and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender; and

(ii)         the Commitment and the sum of the outstanding principal amount of the Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01), provided that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 45

(b)          Cash Collateral.

(i)          At any time that there shall exist a Defaulting Lender, if the reallocation described in Section 2.14(d) cannot, or can only partially, be effected then, within three Business Days of the request of the Administrative Agent, the Issuing Lender or the Swing Line Lender, the Company shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure after taking into account any reallocation pursuant to Section 2.14(d). Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under Section 2.05(c)(i), this Section 2.14, or Section 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific LC Obligation, Swing Line Loans, obligations to fund participations therein and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(ii)         Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or by replacement of the applicable Defaulting Lender by assignment made in accordance with this Agreement) or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, that cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.02 during the continuance of a Default or Event of Default).

(c)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder;

third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit in accordance with Section 2.14(b), unless the Administrative Agent has previously received cash collateral in an amount sufficient to cover future funding obligations after taking into account any reallocation of the Defaulting Lender’s participation obligation;

fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 46

fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (ii) cash collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans issued under this Agreement, in accordance with Section 2.14(b);

sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or against such Defaulting Lender’s Affiliate that is a Lender Derivative Provider under any Derivative Contract as a result of such Affiliate’s breach of its obligations under such Derivative Contract; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.14(c) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(d)          Reallocation of Participations to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, such Defaulting Lenders’ participation in LC Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with the Pro Rata Shares (computed without giving effect to the Commitment of that Defaulting Lender), and for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.10 and 2.13, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the outstanding principal amount of Loans owed to such non-Defaulting Lender and its participations in LC Obligations and Swing Line Loans.

(e)          Defaulting Lender Cure. If the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall notify the Lender and on the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent shall determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.14(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 47

Article III.

TAXES, YIELD PROTECTION AND ILLEGALITY;

replacement of lenders

3.01        Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any Obligation of any Loan Party under any Loan Document shall, except as required by any Requirement of Law, be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party or the Administrative Agent shall be required by a Requirement of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party or Administrative Agent shall make such deductions and (iii) the applicable Loan Party or Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Requirements of Law.

(b)          Payment of Other Taxes by the Company. Without limiting the provisions of Section 3.01(a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)          Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 48

(e)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Company is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by Requirements of Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii) and Section 3.01(f)(iii)(A) through Section 3.01(f)(iii)(E)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the first paragraph of this Section (f), any Lender, Issuing Lender or Administrative Agent that is a U.S. Person shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax.

(iii)        Without limiting the generality of the first paragraph of this Section (f), any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever one or more of the following is applicable:

(A)         duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 49

(B)         duly completed copies of Internal Revenue Service Form W-8ECI or W-8EXP,

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(D)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner,

(E)         if a payment made to a Foreign Lender under any Loan Document would be subject to a withholding Tax imposed by FATCA as a result of such Foreign Lender failing to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver such documentation or certifications as are required to evidence compliance by the Foreign Lender with FATCA for purposes of determining if the Foreign Lender is subject to such withholding Tax and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement), or

(F)         any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Company to determine the withholding or deduction required to be made.

Each Lender, Issuing Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 50

(g)          Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Section 3.01(g) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(h)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i)          Lender. For purposes of this Section 3.01, the term Lender shall include the Swing Line Lender.

3.02        Illegality.

(a)          If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has, on or after the Effective Date, made it unlawful, or that, on or after the Effective Date, any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans or LIBOR Market Index Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBOR Loans or LIBOR Market Index Rate Loans, as applicable, shall be suspended until the Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; such notice to be promptly given upon the determination that such circumstances no longer exist.

(b)          If a Lender determines that it is unlawful to maintain any LIBOR Loan or any LIBOR Market Index Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), convert such LIBOR Loans or LIBOR Market Index Rate Loans, as applicable, of that Lender then outstanding into a Base Rate Loan without regard to conditions precedent described in Section 5.02(b), either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans or LIBOR Market Index Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan or LIBOR Market Index Rate Loan. Upon any such conversion, the Company shall pay accrued interest on the amount so converted. In addition, with respect to LIBOR Loans, if any such conversion occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay the affected Lender such amounts, if any, as may be required pursuant to Section 3.04.

(c)          If the obligation of any Lender to make or maintain LIBOR Loans or LIBOR Market Index Rate Loans has been so terminated or suspended, all Loans which would otherwise be made or maintained by the Lender as LIBOR Loans or LIBOR Market Interest Rate Loans shall be instead Base Rate Loans.

(d)          Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans or LIBOR Market Index Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 51

3.03        Increased Costs and Reduction of Return.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender; or

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans or LIBOR Market Index Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 3.03(a) or (b) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 52

(d)          Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04        Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense excluding consequential losses which the Lender may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Revolving Credit Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment (including pursuant to Section 2.05 or 2.06) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period; (e) the reallocation of any LIBOR Loan pursuant to Section 2.04(b); or (f) the automatic conversion under Section 2.03 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained but excluding any loss of Applicable Margin after the date of such failure, prepayment or conversion. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under Section 3.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05        Inability to Determine Rates. If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or if the Majority Lenders notify the Administrative Agent that the LIBOR applicable pursuant to Section 2.06(c) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Lenders revokes such notice in writing; such written revocation to be promptly given upon determination that such circumstances no longer exist. Upon receipt of such notice, the Company may revoke any Notice of Revolving Credit Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 53

3.06        Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

3.07        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or requires the Company to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in its sole discretion. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 3.03, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) the obligation of any Lender to make, continue or convert Base Rate Loans into LIBOR Loans is suspended under Section 3.02, (iv) any Lender is a Defaulting Lender, or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)          the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. If any Lender required to make an assignment and delegation pursuant to this Section 3.07(b) shall refuse or fail to execute and deliver an Assignment and Assumption, such Lender shall be deemed, effective as of the date upon which such Lender shall have received payment of the amounts required to be paid pursuant to clause (ii) of the proviso to Section 3.07(b), to have executed and delivered such Assignment and Assumption.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 54

3.08        Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

Article IV.

SECURITY

4.01        The Security. The Obligations will be secured by the Security Documents described in Schedule 4.01 and any additional Security Documents hereafter delivered by the Loan Parties and accepted by the Administrative Agent.

4.02        Agreement to Deliver Security Documents. The Loan Parties agree to deliver to further secure the Obligations whenever reasonably requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests on substantially all assets of Parent, the Company and their present and future Subsidiaries, including Oil and Gas Properties representing not less than 80% of the total net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report. The Loan Parties also agree to deliver whenever reasonably requested by the Administrative Agent, title opinions from legal counsel reasonably acceptable to the Administrative Agent or such other evidence of title reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties designated by the Administrative Agent, based upon abstract or record examinations to dates reasonably acceptable to the Administrative Agent and (a) stating that the Loan Party, as applicable, has good and defensible title to such properties and interests, free and clear of all Liens except Permitted Liens, (b) confirming that such Oil and Gas Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage liens in such Oil and Gas Properties and assignments of and security interests in the Oil and Gas attributable to such Oil and Gas Properties and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Administrative Agent may reasonably request.

4.03        Perfection and Protection of Security Interests and Liens.

(a)          The Loan Parties will from time to time deliver to the Administrative Agent any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

(b)          In the case of properties other than Oil and Gas Properties, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Company, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 55

4.04        Offset. To secure the repayment of the Obligations the Company hereby grants the Administrative Agent and each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of the Administrative Agent at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of the Company now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Company with the Administrative Agent or any Lender, and (c) any other credits and claims of the Company at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Company, any and all items hereinabove referred to against the Obligations then due and payable.

4.05        Subsidiary Guaranty and Security Agreement.

(a)          Each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, including each of the Guarantors, shall pursuant to Section 7.15, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment, and the due and punctual performance, of the Obligations of the Company hereunder, which Guaranty (or joinder thereto) shall be substantially in the form and substance of Exhibit G, a Security Agreement (or joinder thereto) substantially in the form of Exhibit H, and Security Documents (or joinder thereto, as applicable) as required by Section 4.02. The Company and its Subsidiaries will cause each of their Subsidiaries to deliver to the Administrative Agent, simultaneously with its delivery of such Guaranty and Security Agreement (or joinder), (x) written evidence satisfactory to the Administrative Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty, Security Agreement and any other documents which it is required to execute, and (y) such additional closing documents, certificates and opinions of counsel as the Administrative Agent shall reasonably require.

(b)          Each Loan Party is mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other. The board of directors, managers or general partner, where applicable, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(c)          The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 56

Article V.

CONDITIONS PRECEDENT

5.01        Conditions of Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder, are subject to the satisfaction of each of the following conditions precedent:

(a)          Credit Agreement and other Loan Documents. This Agreement, the Notes, the Guaranties and the Security Documents described on Schedule 4.01 will have been executed and delivered, or substantially simultaneously with the funding of the initial Loans, will be executed and delivered, by each party thereto.

(b)          Resolutions; Incumbency; Organization Documents, Good Standing. The Administrative Agent will have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer with similar responsibilities of each Loan Party, or in the event that such Loan Party is a limited partnership, of such Person’s general partner, certifying as of the Effective Date: (i) Resolutions of its board of directors or members, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Person, authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guaranties, the Security Documents, and all other Loan Documents to be delivered by such Person; (iii) the Organization Documents of such Person as in effect as of the Effective Date; (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, dated as of a recent date; and (v) as may be reasonably required by the Administrative Agent, certificate(s) of authority for such Person from states wherein such Person is required to be qualified to conduct business, evidencing such Person’s qualification to do business in such state, dated as of a recent date, provided that, if requested by the Company, the certificates described in this clause (v) may be provided within a reasonable period of time after the Effective Date, such period of time to be agreed by the Company and the Administrative Agent.

(c)          Certificates of a Responsible Officer; Pricing Grid Certificate. The Administrative Agent will have received the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          a certificate executed by a Responsible Officer of Company certifying that the Company and its subsidiaries on a consolidated basis are Solvent, and a certificate executed by a Responsible Officer of the Parent certifying that the Parent and its subsidiaries on a consolidated basis are Solvent, in each case after giving effect to the Transactions and any other Indebtedness that is being incurred on the Effective Date;

(ii)         a certificate signed by a Responsible Officer of Company attaching and certifying insurance certificates from the Company’s insurance carriers reflecting insurance policies required under Section 7.08 including any necessary endorsements to reflect the Administrative Agent as additional insured and loss payee, provided that, if requested by the Company, such certificates evidencing insurance may be provided within a reasonable period of time after the Effective Date, such period of time to be agreed by the Company and the Administrative Agent;

(iii)        a certificate executed by a Responsible Officer of Company certifying as to the matters set forth in clauses (h), (i), (j), (m), (n), (o), (p) and (q) of this Section 5.01; and

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 57

(iv)        a Pricing Grid Certificate, prepared by giving effect to the Transactions and any other Indebtedness being incurred by the Parent and its Subsidiaries on the Effective Date.

(d)          Payments under Existing Credit Agreement. The Company (i) will have repaid or shall repay substantially simultaneously with funding of the initial Loans under this Agreement the principal amount of all Loans outstanding under the Existing Credit Agreement, and (ii) will have paid or arrangements satisfactory to the Administrative Agent shall have been made for payment (on the Effective Date) of accrued interest, fees and other amounts which are required by the terms of the Existing Credit Agreement to be paid on the Effective Date. Without limiting the foregoing, all amounts owed under the Existing Credit Agreement to “Lenders” under the Existing Credit Agreement that will not be Lenders hereunder shall have been paid or arrangements satisfactory to the Administrative Agent shall have been made for payment thereof on the Effective Date.

(e)          Opinions of Counsel. The Administrative Agent will have received opinions of Company’s special counsel, Latham & Watkins LLP, as counsel for the Loan Parties, and opinions of local counsel for the Loan Parties as set forth on Schedule 4.01, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may require and in form and substance satisfactory to the Administrative Agent, dated as of the Effective Date.

(f)          Notice of Borrowing. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing pursuant to Section 2.02 with respect to Revolving Credit Loans requested to be funded on the Effective Date, a request for a Letter of Credit pursuant to Section 2.10 with respect to any Letter of Credit to be issued on the Effective Date, and a request for a Swing Line Loan pursuant to Section 2.13 with respect to any Swing Line Loan requested to be funded on the Effective Date.

(g)          QR Energy Acquisition Agreement. The Administrative Agent will have received a copy of the fully executed Acquisition Agreement together with all exhibits and schedules, and all amendments, waivers, supplements and other modifications thereto, which shall have been certified by a Responsible Officer of the Parent as being true and correct.

(h)          QR Energy Acquisition. The QR Energy Acquisition will have been consummated (or shall be consummated substantially concurrently with the funding of the initial Loans under this Agreement) on the Effective Date in accordance with the terms and conditions of the Acquisition Agreement, without giving effect to any modifications, amendment, waiver, supplement, addition or consent that is materially adverse to the Lenders (as reasonably determined by the Lead Arranger, provided that, (i) any change in the amount or form of the consideration for the QR Energy Acquisition, (ii) any consent relating to Section 4.1(d) or Section 4.2(d) of the Acquisition Agreement, and (ii) any waiver of a Partnership Material Adverse Effect (as defined in the Acquisition Agreement), shall be considered materially adverse to the Lenders) unless approved by the Lead Arranger (such approval not to be unreasonably withheld, delayed or conditioned).

(i)          Asset Sales. Any asset sales by the Parent during the period beginning July 23, 2014 through the Effective Date shall not exceed the amount specified in Section 4.2(d) of the Acquisition Agreement as in effect on July 23, 2014.

(j)          Financial Statements. The Administrative Agent will have received (i) a pro forma statement of consolidated results of operations for the Parent and its Consolidated Subsidiaries for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter-end date for which financial statements have been delivered pursuant to Section 7.01 of the Existing Credit Agreement (referred to in this paragraph as a “Most Recent Reporting Date”), giving pro forma effect to the Transactions (and any other Indebtedness being incurred by the Parent or any of its subsidiaries on the Effective Date) as if the Transactions had occurred (and such Indebtedness had been incurred) on the first day of such period and (ii) a pro forma balance sheet of the Parent and its subsidiaries as of the Most Recent Reporting Date, giving pro forma effect to the Transactions (and any other Indebtedness being incurred by the Parent or any of its subsidiaries on the Effective Date) as if the Transactions had occurred (and such Indebtedness had been incurred) as of such date.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 58

(k)          QRE Refinancing. The Administrative Agent shall have received a customary payoff letter with respect to the QR Energy Credit Agreement, and the principal amount of all Loans thereunder and all other amounts due and owing thereunder shall have been repaid, or substantially simultaneously with the funding of the initial Loans under this Agreement are being repaid, and all commitments of the lenders thereunder shall have been, or substantially simultaneously with the funding of the initial Loans under this Agreement are being, terminated.

(l)          Indebtedness. On the Effective Date, after giving effect to the Transactions and any other Indebtedness being incurred by the Parent or any of its Subsidiaries on the Effective Date, neither the Parent nor any of its Subsidiaries shall have any outstanding Indebtedness (other than Indebtedness that is permitted by the terms of this Agreement).

(m)          Representations. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (provided that, such representations shall be true and correct in all respects to the extent already qualified by materiality).

(n)          No Partnership Material Adverse Effect. Since March 31, 2014, there shall not have been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect with respect to the Acquired Company and its subsidiaries, taken as a whole, and which results in the failure of a condition precedent to the obligation of the Company and its subsidiaries to consummate the QR Energy Acquisition pursuant to the terms of the Acquisition Agreement or which gives the Company and its subsidiaries the right to terminate or not consummate their obligations under the Acquisition Agreement.

(o)          Liquidity. The Parent and its Consolidated Subsidiaries shall demonstrate liquidity of not less than $250,000,000 on the Effective Date after giving effect to the Transactions and any other Indebtedness being incurred by the Parent or any of its subsidiaries on the Effective Date.

(p)          Indentures. No default will exist (i) under any indenture to which the Parent is a party or under any notes issued pursuant thereto or (ii) to the extent that notes remain outstanding thereunder, under any indenture to which the Acquired Company is a party or under any notes issued pursuant thereto.

(q)          Derivative Contracts. The will be no modification or early termination of oil and gas Derivative Contracts of Company or the Acquired Company that are in existence on July 23, 2014, unless the hedges under such modified or early-terminated oil and gas Derivative Contracts are replaced with hedges of substantially equivalent value that support the initial Borrowing Base hereunder.

(r)          KYC; Anti-Money-Laundering Rules and Regulations. The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, that is requested by the Administrative Agent in writing at least ten Business Days prior to the Effective Date.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 59

(s)          Payment of Fees and Expenses. The Company shall have paid Lender fees and Arranger and Administrative Agent fees and expenses required to be paid on the Effective Date, including fees and expenses of counsel to the Administrative Agent, to the extent invoiced at least two business days prior to the Effective Date.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.01) at or prior to 10:59 p.m., Houston time, on March 31, 2015, and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time.

5.02        Conditions to Extensions of Credit. The obligation of each Lender to make any Loan (other than Loans made on the Effective Date) or to convert any Revolving Credit Loan into a LIBOR Loan under Section 2.03 (but specifically excluding the continuation of LIBOR Loans on the last day of the Interest Period therefor), and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a)          Notice. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing, a Notice of Conversion/Continuation, a request for a Letter of Credit pursuant to Section 2.10 or a request for a Swing Line Loan pursuant to Section 2.13, as applicable;

(b)          Continuation of Representations and Warranties. The representations and warranties of the Company and the Guarantors in Article VI and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension or conversion, as applicable, before and after giving effect to such Credit Extension or conversion (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02(b), the representations and warranties contained in subsections (a) and (b) of Section 6.14 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 7.01);

(c)          No Material Adverse Effect. At the time of and immediately after giving effect to such Borrowing or conversion or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred or shall exist; and

(d)          No Existing Default. At the time of and immediately after giving effect to such Borrowing or conversion or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist.

Each Notice of Revolving Credit Borrowing, Notice of Conversion/Continuation (other than a Notice of Conversion/Continuation requesting only continuation of LIBOR Loans on the last day of the Interest Period therefor) and request for issuance, amendment, renewal or extension of a Letter of Credit submitted by the Company hereunder shall constitute a representation and warranty by the Company on the date thereof that the conditions in Section 5.02 are (or will be) satisfied on and as of the date of the applicable Credit Extension.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 60

Article VI.

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and each Lender, as of the Effective Date before and after giving effect to the Transactions, and thereafter as of each date required by Section 5.02, that:

6.01         Organization, Existence and Power. Each Loan Party and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation except to the extent, in the case of any Subsidiary, that any such failure of such Subsidiary to be in good standing would not reasonably be expected to have a Material Adverse Effect; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Loan Documents and, except to the extent that any failure to have any thereof could not reasonably be expected to have a Material Adverse Effect, to own its assets and carry on its business; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law, except to the extent that the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

6.02         Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders and the Lender Derivative Providers or otherwise that would constitute a Material Adverse Effect or, except to the extent that any such conflict, breach or contravention would not reasonably be expected to have a Material Adverse Effect, any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law, that would constitute a Material Adverse Effect, including any California Requirement of Law promulgated with respect to preparedness and damage prevention associated with earthquakes.

6.03         Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Loan Parties and the operation of their business; and such filings as may be necessary in connection with Lenders’ exercise of its remedies hereunder.

6.04         Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and general equitable principles.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 61

6.05        Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its subsidiaries, or any of their respective Properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06        No Default.

(a)          No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Loan Parties.

(b)          No Loan Party or any Restricted Subsidiary or any Unrestricted Entity is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would create an Event of Default under Section 9.01(e). Each Loan Party and its subsidiaries is in compliance with all requirements of any Governmental Authority applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.07        ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)          There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 62

6.08         Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.16. No Loan Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.09         Title to Properties. Subject to Permitted Liens, the Loan Parties and their Subsidiaries shall each have good and defensible title to all of their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than the interests that have been disposed of in one or more Dispositions permitted hereunder), and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each Loan Party and its Subsidiaries shall have good title to all other Oil and Gas Properties necessary or used in the ordinary conduct of their respective businesses. After giving full effect to the Permitted Liens, any Loan Party or Subsidiary thereof specified as the owner under the most recently delivered Reserve Report owns the net interests in production attributable to the Oil and Gas Properties as reflected in the most recently delivered Reserve Report (other than the interests that have been disposed of in one or more Dispositions permitted hereunder), and the ownership of such Properties shall not in any material respect obligate such Loan Party or Subsidiary thereof to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s or Subsidiary’s net revenue interest in such Property. Other than as set forth on Schedule 6.09, no consents or rights of first refusal exist or remain outstanding with respect to such Loan Party’s or Subsidiary’s interest in the Mortgaged Properties assigned to it pursuant to any Acquisition of Oil and Gas Properties other than Permitted Liens. Other than as set forth on Schedule 6.09, as of the Effective Date, the property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10         Oil and Gas Reserves. Each Loan Party and each of its Subsidiaries is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Oil and Gas Properties are not subject to any Lien other than as set forth in the financial statements referred to in Section 6.14, as disclosed to the Lenders in writing prior to the date of this Agreement and Permitted Liens. All Oil and Gas have been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations of any Governmental Authority; each of the Loan Parties and its Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease and any other agreement comprising its Oil and Gas Properties; and all such oil, gas and mineral leases and other agreements have been and will hereafter be maintained in full force and effect; provided, however that nothing in this Section 6.10 shall prevent any Loan Party or its Subsidiaries from (i) abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not disadvantageous in any material respect to the Lenders and which, in the opinion of such Loan Party, is in its best interest, and such Loan Party and its Subsidiaries is and will hereafter be in compliance with all obligations hereunder and (ii) making any Disposition permitted hereunder. All of the Loan Parties’ and their Subsidiaries’ Operating Agreements and Operating Leases with respect to their Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms except as such may be modified by applicable bankruptcy law or an order of a court in equity.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 63

6.11        Initial Reserve Report. The Company has heretofore delivered to the Lenders a true and complete copy of (x) reserve reports, each dated effective as of July 1, 2014 prepared by the Company (the “Initial Reserve Report”) relating to an evaluation of the Oil and Gas attributable to the Oil and Gas Properties described therein. To the knowledge of the Company, (a) the assumptions stated or used in the preparation of the Initial Reserve Report are reasonable, (b) all information furnished by the Company for use in the preparation of the Initial Reserve Report, was accurate in all material respects, (c) there has been no material adverse change in the amount of the estimated Oil and Gas shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (d) the Initial Reserve Report does not omit any material statement or information necessary to cause the same not to be misleading to the Lenders.

6.12        Gas Imbalances. There are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties which would require the Loan Parties or their Subsidiaries to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 5,000,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

6.13        Taxes. Unless specifically disclosed on Schedule 6.13, the Loan Parties and their Subsidiaries have filed all federal tax returns and reports required to be filed by them, including any filing extensions together with payments for any estimated taxes due thereon on or before the time the extension is due, and have paid all federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Loan Parties and their Subsidiaries have filed all material state and other non-federal tax returns and reports required to be filed by them, and have paid all material state and other non-federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any of its subsidiaries that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14        Financial Condition.

(a)          The audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of December 31, 2013, the related consolidated statement of income, partners’ equity and cash flow of the Parent and its Consolidated Subsidiaries for the fiscal year ended on said date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 64

(b)          The unaudited consolidated balance sheets of the Parent and its Consolidated Subsidiaries dated September 30, 2014 and the related consolidated statements of income or operations, partners’ equity and cash flow for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustment.

(c)          Since December 31, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, and (ii) the business of Parent and the other Loan Parties have been conducted only in the ordinary course consistent with past business practices.

6.15        Environmental Matters. Except as described on Schedule 6.15 hereto or that, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect (or with respect to (c) and (d) below, where the failure, either individually or in the aggregate, to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)          neither any Property of any Loan Party or any of its Subsidiaries, nor the operations conducted thereon, violate Environmental Laws.

(b)          no Property of any Loan Party or any of its Subsidiaries, nor the operations currently conducted thereon by any Loan Party, or, to the knowledge of such Loan Party, no operations conducted thereon by any prior owner or operator of such Property, are in violation of or subject to any existing, or to the knowledge of such Loan Party, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under Environmental Laws.

(c)          all notices, permits, licenses, exemptions, and approvals, if any, required to be obtained or filed under any Environmental Law in connection with the operation or use of any and all Property by each Loan Party, including any treatment, storage, disposal or Release of any Hazardous Materials into the environment, have been duly obtained or filed or requested, and each Loan Party and its Subsidiaries is in compliance with the material terms and conditions of all such notices, permits, licenses, exemptions and approvals.

(d)          Hazardous Materials, if any, generated by the Loan Parties or any of their Subsidiaries at any and all Property of any such Subsidiary have in the past been transported, treated and disposed of in compliance with Environmental Laws then in effect, and, to the knowledge of such Loan Party, transport carriers and treatment and disposal facilities known by such Loan Party to have been used by it are not the subject of any existing action, investigation or inquiry by any Governmental Authority under any Environmental Laws.

(e)          no Hazardous Materials have been disposed of or otherwise Released by any Loan Party or any Subsidiary thereof on or to any Property of such Loan Party or Subsidiary except in compliance with Environmental Laws.

(f)          no Loan Party has any known pending assessment, investigation, monitoring, removal or remedial obligations under applicable Environmental Laws in connection with any Release or threatened Release of any Hazardous Materials into the environment by any Loan Party or any Subsidiary thereof.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 65

6.16         Regulated Entities. Neither Parent nor any of its Subsidiaries is an “investment company” or is a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940. None of the Loan Parties, or any Person controlling the Company or the Guarantors, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17         No Burdensome Restrictions. No Loan Party or any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18         Copyrights, Patents, Trademarks and Licenses, Etc. Except to the extent that any failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries owns or is licensed or otherwise has the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without material conflict with the rights of any other Person. To the knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes in a material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.19         Subsidiaries and Other Equity Interests. No Loan Party has any Subsidiary, Unrestricted Entity or other equity investment other than those specifically disclosed in Schedule 6.19 hereto. The Company owns the percentage interest of all issued and outstanding Equity in each Subsidiary, Unrestricted Entity or other material equity investment described on Schedule 6.19. Parent owns one hundred percent (100%) of the issued and outstanding equity in the Company. The Company may update and replace Schedule 6.19 from time to time to reflect changes resulting from transactions or other events permitted hereunder.

6.20         Insurance. The Properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Loan Party or Subsidiary operates.

6.21         Derivative Contracts. As of the date hereof, Schedule 6.21 sets forth, a true and complete list of all Derivative Contracts of the Loan Parties and their Subsidiaries in effect as of the Effective Date, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

6.22         Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate (other than any financial projections, forecasts or estimates) furnished by or on behalf of any Loan Party in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to any Loan Party, or omits any material fact known to any Loan Party, required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 66

6.23        Solvency.

(a)          Each of the Parent and the Company is Solvent.

(b)          The Loan Parties, on a consolidated basis, are Solvent.

6.24        Improved Real Estate. To the knowledge of each Loan Party, the Oil and Gas Properties that are not Mortgaged Properties do not include any “buildings” (as defined under Section 4000 et. Seq. of the National Flood Insurance Reform Act of 1994, as amended) that are critical to operating any Mortgaged Properties for the exploration and production of oil and gas.

6.25        Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Parent, its subsidiaries and their respective officers and employees and, to the knowledge of the Parent, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, any of its subsidiaries or, to the knowledge of the Parent, any of their respective directors, officers or employees, is a Sanctioned Person, or (b) to the knowledge of the Parent, any agent of the Parent or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Laws or applicable Sanctions.

6.26        QR Energy Acquisition.

(a)          All governmental and shareholder consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the QR Energy Acquisition have been received.

(b)          The QR Energy Acquisition has been consummated (or is being consummated substantially concurrently with the funding of the initial Loans under this Agreement) on the Effective Date in accordance with the terms and conditions of the Acquisition Agreement, without giving effect to any modifications, amendment, waiver, supplement, addition or consent that is materially adverse to the Lenders (as reasonably determined by the Lead Arranger) unless approved by the Lead Arranger (such approval not to be unreasonably withheld, delayed or conditioned).

(c)          The Parent’s assets sales after July 23, 2014 until the Effective Date do not exceed the amount in Section 4.2(d) of the Acquisition Agreement as in effect on July 23, 2014.

Notwithstanding the foregoing, it is understood and agreed that the accuracy of the above representations and warranties shall not be a condition to the effectiveness of this Agreement or the funding of the requested Loans on the Effective Date, except to the extent specifically set forth in Section 5.01(n).

Article VII.

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment or any obligation to issue or participate in Letters of Credit hereunder, or any Loan, Letter of Credit or other Obligation (other than Obligations in respect of (i) indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made or (ii) Lender Derivative Contracts) shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding:

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 67

7.01        Financial Statements. Each of the Loan Parties shall maintain, for itself and each of its Consolidated Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and deliver, or cause to be delivered, to Administrative Agent, with sufficient copies for each Lender:

(a)          no later than fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements:

(i)          the audited consolidated balance sheet and related statements of income, partners equity and cash flows of Parent as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all (A) reported on by a nationally recognized independent public accounting firm (the “Independent Auditor”) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (B) certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)         unaudited annual consolidating balance sheet and consolidating statement of income for Parent and its Consolidated Subsidiaries as of the end of such year, certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(iii)        the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such year, setting forth in each case in comparative form the figures for the previous final year, and unaudited consolidating balance sheets and statements of income, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(b)          fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of Parent:

(i)          the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of Parent as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of), the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes; and

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 68

(ii)         the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

7.02        Certificates; Other Production and Reserve Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)          As soon as available, but not later than 45 days after the close of each fiscal quarter of Parent (including the fourth quarter), a Quarterly Status Report covering each of the three months during such fiscal quarter;

(b)          Concurrently with any delivery of financial statements under Sections 7.01(a) and 7.01(b), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Derivative Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 8.05, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(c)          Concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a Pricing Grid Certificate executed by a Responsible Officer of Parent;

(d)          Concurrently with the delivery of the statements and reports referred to in Sections 7.01(a) and 7.01(b), a Compliance Certificate executed by a Responsible Officer of Parent;

(e)          Annually commencing March 1, 2015, dated as of January 1st of such year, a Reserve Report prepared by the Independent Engineer or other independent petroleum engineer reasonably acceptable to Administrative Agent and the Company, and annually, commencing September 1, 2015, a Reserve Report prepared by personnel of the Company and certified by a Responsible Officer of the Company as true and correct in all material respects. Each Reserve Report shall be in form and substance reasonably satisfactory to the Lenders. With the delivery of each Reserve Report, the Company shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report, and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.12 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Loan Party to deliver Oil and Gas either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the most recently delivered Reserve Report and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 69

(f)          Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.02;

(g)          Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 7.02(e), or after an Event of Default, upon request, a list of all Persons purchasing Oil and Gas from any of the Loan Parties;

(h)          Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event;

(i)          Prompt written notice (and in any event within thirty (30) days prior thereto (or such shorter period as the Administrative Agent may agree)) of any change (i) in any Loan Party’s organizational name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number, if any;

(j)          Promptly upon the request of the Administrative Agent, such copies of all geological, engineering and related data contained in any of Loan Parties’ files or readily accessible to the Loan Party relating to the Oil and Gas Properties as may reasonably be requested;

(k)          On request by the Administrative Agent, based upon the Administrative Agent’s or Lenders’ good faith belief that any Loan Party’s title to the Mortgaged Properties or the Administrative Agent’s Lien on the Loan Parties’ properties is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage lien evidence reasonably satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering such Loan Party’s title thereto and evidencing that the Obligations are secured by liens and security interests as provided in this Agreement and the Security Documents;

(l)          As soon as available, and in any event within 90 days after the end of each fiscal year, a business and financial plan for Parent (in form reasonably satisfactory to the Administrative Agent), prepared by a Responsible Officer, setting forth for the current fiscal year, quarterly financial projections and budgets for Parent, and for three fiscal years thereafter yearly financial projections and budgets; and

(m)          Promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

Documents required to be delivered pursuant to Sections 7.01 and 7.02 (other than Section 7.02(d)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by Section 7.02(d) to the Administrative Agent.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 70

7.03        Notices. The Company shall promptly notify the Administrative Agent:

(a)          of the occurrence of any Default, Event of Default, or any event or circumstance that would reasonably be expected to become a Default or Event of Default of which a Responsible Officer of the Company has actual knowledge;

(b)          of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Parent, the Company or any subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between Parent, the Company or any subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation, proposed legislation, ordinance or regulation of a Governmental Authority, or proceeding affecting Parent, the Company or any subsidiary thereof; including pursuant to any applicable Environmental Laws; or (iv) revocation, cancellation or failure to renew any license, permit or franchise, where such breach, non-performance, default, dispute, litigation, investigation, proceeding, suspension, proposed legislation, ordinance or regulation, revocation, failure or loss could reasonably be expected to have a Material Adverse Effect;

(c)          of any material change in accounting policies or financial reporting practices by Parent, the Company or any Consolidated Subsidiary; or

(d)          of the formation or acquisition of any Restricted Subsidiary or Unrestricted Entity.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action such Loan Party proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04        Preservation of Company Existence, Etc. Each Loan Party shall, and shall cause its Subsidiaries to:

(a)          preserve and maintain in full force and effect its legal existence, and, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain its good standing under the laws of its state or jurisdiction of formation, provided, however, that (i) the liquidation, dissolution or wind-up of any Subsidiary shall be permitted either to the extent assets of such Subsidiary are not transferred to any party other than the Company or another Subsidiary, and (ii) the merger or consolidation of any Subsidiary shall be permitted to the extent set forth in Section 8.03;

(b)          preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 71

(c)          use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)          preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05        Maintenance of Property. Each Loan Party shall, and shall cause its Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.05 shall prevent such Loan Party or its Subsidiaries from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of such Loan Party, and each such Loan Party is and will hereafter be in compliance with all obligations hereunder.

7.06        Title Information. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 7.02(e), the Company will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total net present value (determined by a discount factor of 10%) of the proved Oil and Gas Properties evaluated by such Reserve Report.

7.07        Additional Collateral. In connection with each redetermination of the Borrowing Base, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 7.02(e)) to ascertain whether the Mortgaged Properties represent at least 80% of the total net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total net present value, then the Company shall, and shall cause each Loan Party to, grant, within thirty (30) days of delivery of the certificate required under Section 7.02(e), to the Administrative Agent or its designee as security for the Obligations a first-priority Lien on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total net present value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

7.08        Insurance. Each Loan Party shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loan shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insured” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 72

7.09         Payment of Obligations. Each Loan Party shall, and shall cause its Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or its Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except in each of (a), (b) and (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.10         Compliance with Laws. Each Loan Party shall, and shall cause its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including Environmental Laws, the Federal Fair Labor Standards Act and any California Requirement of Law promulgated with respect to earthquakes), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Parent shall, and shall cause its subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Parent and its subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

7.11         Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.12         Inspection of Property and Books and Records. Each Loan Party shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or its Subsidiary, as applicable. Each Loan Party shall, and shall cause its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 73

7.13        Environmental Laws.

(a)          Each Loan Party shall, and shall cause its Subsidiaries to, comply with all applicable Environmental Laws and maintain all environmental, health and safety permits, licenses and authorizations necessary for its operations and will maintain such in full force and effect except where such noncompliance or the failure to maintain such permits, licenses and authorizations would not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause its Subsidiaries to, promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release of any Hazardous Materials on, under, about or from any of the Loan Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

(b)          Each Loan Party shall, and shall cause its Subsidiaries to, establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Loan Party’s obligations under this Section 7.13 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(c)          Each Loan Party will, and will cause its Subsidiaries to, promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Loan Party or Subsidiary, or of which it has notice, pending or threatened against such Loan Party or any of its Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations related to Environmental Laws in connection with its ownership or use of its Properties or the operation of its business, except where any such alleged violations or incidents of non-compliance would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $2,000,000.

(d)          Each Loan Party will, and will cause its Subsidiaries to, promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by such Loan Party or Subsidiary in connection with its ownership or use of its Properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Materials at any location, except where any such alleged responsibility would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $2,000,000.

7.14        Pledge of Equity in New Subsidiary. If, at any time after the date of this Agreement, any new Subsidiary (other than Breitburn GP LLC, for so long as it is the general partner of the Parent) is acquired or created, then the applicable Loan Party shall pledge all of the Equity of such Subsidiary and deliver such documentation as the Administrative Agent requires in connection with such pledge, including original stock or other ownership certificates evidencing such Equity, together with undated stock powers for each such certificate duly executed in blank and such additional closing documents, certificates and legal opinions as the Administrative Agent shall reasonably require.

7.15        New Subsidiary Guarantors. If, at any time after the date of this Agreement, there exists any subsidiary of a Loan Party (other than the Unrestricted Entities) that is not a Guarantor hereunder, or if any Unrestricted Entity becomes a Wholly Owned Subsidiary of a Loan Party, then such Loan Party shall cause each such Subsidiary, as applicable, to execute and deliver to the Administrative Agent a Guaranty or supplement to existing Guaranty, and a Security Agreement or supplement to existing Security Agreement, and other documents and opinions as required pursuant to Sections 4.02 and 4.05.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 74

7.16        Use of Proceeds. The Company may use the proceeds of the Loans (a) to finance a portion of the purchase price of the QR Energy Acquisition, (b) for the QRE Refinancing, (c) to pay fees and expenses incurred in connection with the QR Energy Acquisition, the QRE Refinancing, this Agreement and any other financing or refinancing that occurs on or before the Effective Date, (d) to reimburse the Issuing Lender for drawings made under Letters of Credit, (e) for working capital purposes (including capital expenditures made for the exploration and development of Oil and Gas Properties) of the Company and its Subsidiaries, (f) for general company purposes of the Company and its Subsidiaries, and (g) to make Loans and Investments permitted under Section 8.04 and Restricted Payments permitted under Section 8.09. The Company shall use Letters of Credit as support for Derivative Contracts and for other general company purposes of the Company and its Subsidiaries. The Company will not request any Borrowing, and the Company shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17        Operating Accounts. The Loan Parties and their Subsidiaries shall maintain with Administrative Agent all primary operating and depository accounts.

7.18        Phase I Reports. In the event such is obtained in connection with the acquisition of Oil and Gas Properties directly or indirectly through a Subsidiary, each Loan Party shall deliver to the Lenders a copy of a Phase I Report covering such Oil and Gas Properties, and in the event such is not obtained, each Loan Party will provide a Phase I Report upon request by Administrative Agent or any Lender and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by Administrative Agent or any Lender by any Governmental Authority), in connection with any future acquisition of any Oil and Gas Properties.

7.19        Further Assurances.

(a)          Each Loan Party will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein. The Company at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Administrative Agent in or the Lien of the Administrative Agent on the Mortgaged Properties. Upon request by the Administrative Agent, each Loan Party shall promptly execute such additional Security Documents covering any new Oil and Gas Properties reflected on the Quarterly Status Reports or any new Subsidiaries of the Loan Parties. The Company will pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and such Loan Party will satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or any Liens thereon in favor of the Administrative Agent for the benefit of the Issuing Lender and the Lenders.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 75

(b)          Each Loan Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of such Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send such Loan Party any financing or continuation statements it files without the signature of such Loan Party and the Administrative Agent will promptly send the Company the filing or recordation information with respect thereto.

7.20        Keepwell (Commodity Exchange Act). Each Loan Party that is a Qualified ECP Guarantor shall, and shall cause each of its Subsidiaries which is a Qualified ECP Guarantor to, undertake to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.20 shall remain in full force and effect until this Agreement is terminated. Each Qualified ECP Guarantor intends that this Section 7.20 shall constitute, and this Section 7.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.21        Post-Closing Requirements. The Company shall, or shall cause its relevant Subsidiaries to, complete each of the actions described on Schedule 7.21 as soon as commercially reasonable and by no later than the date set forth in Schedule 7.21 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Article VIII.

NEGATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment or any obligation to issue or participate in Letters of Credit hereunder, or any Loan, Letter of Credit or other Obligation (other than Obligations in respect of (i) indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made or (ii) Lender Derivative Contracts) shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding:

8.01        Limitation on Liens. Each Loan Party agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          any Lien created under any Loan Document;

(b)          Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.09;

(c)          carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 76

(d)          Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)          Liens on the Property of such Loan Party securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), and statutory or regulatory obligations, (ii) contingent obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(f)          easements, rights-of-way, restrictions, defects or other exceptions to title (including, but not limited to, the contractual nature of the Company’s interest in the Brea Oil Field, Orange County, California, and the failure of certain Indian Tribes to act on assignment consents in certain Wyoming properties in connection with the acquisition by the Company of Properties from Nautilus Resources, LLC and Phoenix Production Company) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Loan Parties;

(g)          Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts maintained with a depository institution; or under any deposit account agreement entered into in the ordinary course of business; provided that, with respect to each such deposit account and funds held therein: (i) no such deposit account or funds constitute a dedicated cash collateral account or cash collateral or are subject to restrictions against access by the applicable Loan Party, (ii) the Loan Party maintains (subject to such right of set off) dominion and control over such account(s) and funds, (iii) no such deposit account or funds are intended by any Loan Party to provide cash collateral to the depository institution, and (iv) if the balance in a deposit account exceeds $500,000, then the following additional provision shall apply: except during such times as the institution holding such account is a Lender, no such deposit account or any funds contained therein shall at any time secure any obligations under Derivative Contracts, other Indebtedness, or any obligations other than the obligation to pay fees, expenses and other amounts owed to the account-holding depository institution associated with the maintenance of such deposit account;

(h)          Oil and Gas Liens;

(i)          judgment Liens securing judgments that do not constitute Events of Default under Section 9.01(i);

(j)          deposits of cash or Cash Equivalents in the ordinary course of business not to exceed the amount of $20,000,000 in the aggregate to secure the performance of leases and contracts entered into in the ordinary course of business, but only to the extent securing performance obligations that do not constitute Indebtedness;

(k)          existing Liens described on Schedule 8.01;

(l)          Liens granted to secure payment of Capitalized Lease Obligations and purchase money Indebtedness of the Loan Parties, so long as such Indebtedness is permitted under Section 8.05(g), provided that such Liens (i) attach only to the assets acquired with the proceeds of such Indebtedness and (ii) do not cover any Hydrocarbon Interests or equity interests in Persons owning direct or indirect interests in Hydrocarbon Interests);

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 77

(m)          Liens securing reimbursement obligations of the Loan Parties permitted to be incurred by the Loan Parties pursuant to the terms of this Agreement, and related expenses, in respect of letters of credit issued for the account of the Loan Parties in connection with the purchase of goods by the Loan Parties in the ordinary course of business and on payment terms of no more than 90 days after the date of delivery of such goods, provided that such Liens (i) attach only to the specific goods so purchased and title documents in respect thereof and (ii) do not cover any Hydrocarbon Interests; and provided further that the aggregate amount of reimbursement obligations secured by Liens permitted by this Section 8.01(m) at any time outstanding, when added to the aggregate amount of obligations then outstanding that are secured by Liens permitted under Section 8.01(n), shall not exceed $20,000,000;

(n)          Liens of sellers of goods to the Loan Parties arising by operation of law under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and title documents in respect thereof and securing only the unpaid purchase price for such goods and related expenses; provided that such Liens do not cover any Hydrocarbon Interests or equity interests in Persons owning direct or indirect interests in Hydrocarbon Interests; and provided further that the aggregate amount of obligations at any time outstanding that are secured by Liens permitted by this Section 8.01(n), when added to the aggregate amount of reimbursement obligations then outstanding secured by Liens permitted under Section 8.01(m), shall not exceed $20,000,000;

(o)          other Liens on property or assets (other than Oil and Gas Properties and equity interests in Persons owning direct or indirect interests in Oil and Gas Properties) securing obligations not exceeding at any time, in the aggregate, $10,000,000;

(p)          Liens on assets (other than Oil and Gas Properties and equity interests in Persons owning direct or indirect interests in Oil and Gas Properties) securing Assumed Indebtedness as permitted under Section 8.05(h) provided that such Liens do not attach to any other assets; and

(q)          Liens in favor of the Issuing Lender and/or Swing Line Lender, including pursuant to Section 2.14, to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder.

8.02        Disposition of Assets. Each Loan Party agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any interests owned by any Loan Party or by any Subsidiary of a Loan Party in Oil and Gas Properties or in other Property used or useful by the Loan Parties or Subsidiaries in connection with such Oil and Gas Properties (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)          as permitted under Sections 7.05, 8.03, 8.04 or 8.09;

(b)          Dispositions of inventory, including produced Oil and Gas, in the ordinary course of business;

(c)          Dispositions by the Company or any of its Subsidiaries to the Company or to a Guarantor provided that a Disposition of any Mortgaged Property otherwise permitted under this Section 8.02(c) shall be permitted only if such Mortgaged Property remains subject to a Lien in favor of the Administrative Agent for the benefit of the Lenders and the Lender Derivative Providers pursuant to documentation executed by the transferee reasonably satisfactory to the Administrative Agent, and in the case of a Disposition to a Guarantor that is a Subsidiary, (x) the transferee Subsidiary is engaged in the Principal Business and (y) the transferee Subsidiary is Solvent prior to and after giving effect to such Disposition;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 78

(d)          used, worn-out or surplus equipment in the ordinary course of business; and

(e)          Dispositions not otherwise permitted under Sections 8.02(a) – (d) above; provided that, (i) no Event of Default shall exist at the time of such Disposition or result therefrom, and (ii) the aggregate value (as determined by the Administrative Agent to be the value assigned to such Properties under the most recent Reserve Report) of all Dispositions of Oil and Gas Properties made by the Loan Parties, plus the net effect of hedge modifications permitted under Section 8.10(d) during such period, together, shall not exceed in any Borrowing Base Period five percent (5%) of the Borrowing Base then in effect; further provided that, the Borrowing Base shall be automatically reduced by an amount equal to the aggregate Borrowing Base value of such Oil and Gas Properties (as determined by the Administrative Agent to be the value assigned to such properties under the most recent Borrowing Base) and to the extent a Borrowing Base Deficiency results from such reduction, up to one-hundred percent (100%) of the proceeds of such Dispositions, net of reasonable fees, expenses and taxes, shall be applied, as necessary, to cure such Borrowing Base Deficiency.

8.03        Consolidations and Mergers. No Loan Party shall, or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)          any Subsidiary may merge with any Loan Party, provided that the Company or other Loan Party, as applicable, shall be the continuing or surviving entity;

(b)          any Subsidiary may sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or any other Subsidiary that is a Guarantor;

(c)          Dispositions permitted under Section 8.02(e); and

(d)          (i) pursuant to the Acquisition Agreement, the merger of Boom Merger Sub, LLC, a Subsidiary of Parent, with and into the Acquired Company, and (ii) the contribution of the Equity of the Acquired Company by Parent to the Company, with the result that the Acquired Company becomes a wholly-owned Subsidiary of the Company within the time period set forth on Schedule 7.21.

8.04        Loans and Investments. No Loan Party shall, or permit any of its Subsidiaries to, purchase, acquire, or own, or permit any of its Subsidiaries to purchase, acquire, or own any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (including any Unrestricted Entity), or make any Acquisition, or make any advance, loan, extension of credit or capital contribution to or any other investment in (collectively, “Investments”) any Person including any Restricted Subsidiary, Unrestricted Entity or Affiliate of the Company, except for:

(a)          (i) Investments made on or prior to the Effective Date in the entities described in Schedule 6.19, and (ii) existing Investments described in Schedule 8.04;

(b)          Investments in Cash Equivalents;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 79

(c)          extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(d)          Investments (i) by Parent in or to the Company, and (ii) by the Company or any Subsidiary in or to a Domestic Subsidiary that is a Guarantor or that becomes a Guarantor upon the making of such Investments, provided, however, that in the case of this clause (ii), during the continuation of an Event of Default, no such Investments shall be made except to the extent determined by the Company in the exercise of its good faith judgment to be reasonably necessary to preserve the Mortgaged Properties;

(e)          Investments permitted under Section 8.02(c);

(f)          Investments in Derivative Contracts permitted under Section 8.10;

(g)          Investments with third parties that (i) are customary in the oil and gas business, (ii) are made in the ordinary course of such Person’s business, and (iii) are made in the form of or pursuant to Operating Agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements;

(h)          extensions of credit by the Company to any of its full time employees which do not exceed $5,000,000 at any time outstanding in the aggregate to all such employees;

(i)          non-hostile Acquisitions of Equity or other Acquisitions; provided that: (i) immediately prior to and after giving effect to each such Acquisition, no Default or Event of Default exists or would result therefrom; (ii) if such Acquisition is of Equity of a Person, (x) all of the Equity of such Person is acquired and such Person becomes a Guarantor and grants a Lien on its assets, and all the Equity in such Person is pledged as Collateral for the Obligations, in accordance with Section 4.01 and (y) such Person is principally engaged in the same business as the Loan Parties; and (iii) the Company shall be in pro forma compliance with the covenants set forth in Sections 8.14 and 8.16 based on the trailing four (4) quarters and as adjusted on a pro forma basis for such Acquisition;

(j)          (i) pursuant to the Acquisition Agreement, the merger of Boom Merger Sub, LLC, a Subsidiary of Parent, with and into the Acquired Company, and (ii) the contribution of the Equity of the Acquired Company by Parent to the Company, with the result that the Acquired Company becomes a wholly-owned Subsidiary of the Company within the time period set forth on Schedule 7.21;

(k)          to the extent not otherwise permitted under this Section 8.04, Investments in the Unrestricted Entities approved by the Majority Lenders;

(l)          (i) Investments received in connection with the bankruptcy or reorganization of suppliers and customers; and (ii) Investments consisting of extensions of credit in the form of notes receivable received in settlement of delinquent obligations of and other disputes with suppliers and customers, to the extent reasonably necessary in order to prevent or limit loss; and in the case of clauses (i) and (ii), arising in the ordinary course of business; provided that the aggregate principal amount of notes received pursuant to clause (ii) shall not exceed $20,000,000 in principal amount outstanding at any time;

(m)          Investments consisting of extensions of credit in the form of notes receivable (“Seller Notes”) received as consideration for any Disposition permitted under Section 8.02(e) (other than Dispositions of interests under Derivative Contracts), but only to the extent that such consideration is not prohibited by such Section provided that, (i) after giving effect to any such Disposition, there shall be no Borrowing Base Deficiency; and (ii) the aggregate principal amount outstanding under such Seller Notes (excluding any Seller Notes with respect to the sale of assets other than Oil and Gas Properties and excluding equity interests in Subsidiaries that do not own, directly or indirectly, any Oil and Gas Properties) shall not at any time exceed $10,000,000;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 80

(n)          Contingent Obligations permitted under Section 8.08;

(o)          Investments in the Unrestricted Salt Water Disposal Subsidiary in an amount not exceed $10,000,000 in the aggregate; and

(p)          other Investments made after the Effective Date in an amount not to exceed $20,000,000 in the aggregate.

8.05        Limitation on Indebtedness. No Loan Party shall, or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)          Indebtedness incurred pursuant to this Agreement or the other Loan Documents;

(b)          Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)          Indebtedness incurred in connection with the issuance of Derivative Contracts permitted under Section 8.10 hereof;

(d)          specific Indebtedness outstanding on the date hereof and listed in Schedule 8.05 hereto; and

(e)          Senior Unsecured Notes and guaranties given by the Company, the Parent or any Subsidiary that is a guarantor hereunder with respect thereto; provided that the principal amount of such Senior Unsecured Notes shall not exceed the Borrowing Base in effect at the time of issuance (before giving pro forma effect to the attendant automatic reduction in the Borrowing Base required by the second proviso of this clause (e)), further provided that, the Borrowing Base shall automatically reduce on the date of such issuance of Senior Unsecured Notes by an amount equal to 25% of the stated principal amount of such Senior Unsecured Notes, except to the extent that the proceeds from the issuance of such Senior Unsecured Notes are used:

(i)           to refinance Senior Unsecured Notes existing at such time (provided that the amount of such refinancing does not exceed the principal amount being refinanced plus interest, underwriting discount, make-whole premium and offering expenses paid in connection therewith); or

(ii)          to refinance on or within ninety (90) days after the Effective Date not more than $300,000,000 principal amount of senior unsecured notes of QR Energy, LP and QRE Finance Corporation (or to repay amounts drawn under this Agreement after the Effective Date to refinance such notes) (provided that the amount of such refinancing does not exceed the principal amount being refinanced plus interest, underwriting discount, make-whole premium and offering expenses paid in connection therewith); provided, however that if the aggregate principal amount of Senior Unsecured Notes issued after the Effective Date (including Senior Unsecured Notes described in this clause (ii) but not Senior Unsecured Notes described in clause (i) above), when added to the aggregate principal amount of Senior Unsecured Notes issued after July 23, 2014 through the Effective Date (including Senior Unsecured Notes described in this clause (ii) but excluding Senior Unsecured Notes described in clause (i) above), exceeds $450,000,000, then the initial Borrowing Base hereunder shall be reduced by 25% of such excess;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 81

(f)          Indebtedness constituting Investments that are permitted pursuant to Section 8.04(d);

(g)          Capitalized Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed $10,000,000 outstanding at any time;

(h)          Assumed Indebtedness, in an aggregate principal not to exceed $10,000,000 outstanding at any time; and

(i)          Unsecured Indebtedness not otherwise permitted under Sections 8.05(a) – (h) above in an aggregate principal amount not exceeding $20,000,000 at any time outstanding.

8.06        Transactions with Affiliates. No Loan Party shall, or permit any of its Subsidiaries to, enter into any transaction with or make any payment or transfer to any Affiliate of the Company or such Loan Party, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company or such other Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company; provided, however that the foregoing restriction shall not apply to transactions between or among Loan Parties. Nothing in this Section 8.06 shall restrict the Company’s ability to make Restricted Payments permitted under Section 8.09.

8.07        Margin Stock.

(a)          No Loan Party shall use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act (provided that the QR Energy Acquisition shall be permitted). If requested by the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U or Regulation X of the FRB, as the case may be.

(b)          The Loan Parties, individually or in the aggregate, shall not at any time own Margin Stock the value of which, for purposes of Regulation U, would exceed 10% of the value of the Collateral unless (i) such Margin Stock shall have been pledged to the Administrative Agent to secure the Obligations and the relevant Loan Party shall have delivered such documentation as the Administrative Agent requires in connection with such pledge and (ii) the Company shall have furnished to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U or Regulation X of the FRB, as the case may be.

8.08        Contingent Obligations. No Loan Party shall, or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)          endorsements for collection or deposit in the ordinary course of business;

(b)          Derivative Contracts permitted under Section 8.10 hereof;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 82

(c)          Contingent Obligations of the Loan Parties listed in Schedule 8.08 hereto, not to exceed $5,000,000 in the aggregate outstanding at any time;

(d)          plugging bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business, provided that such obligations shall not exceed $100,000,000 in the aggregate;

(e)          this Agreement and the Loan Documents;

(f)          Contingent Obligations of any Loan Party in respect of obligations of any other Loan Party to the extent such Obligations are permitted under the Loan Documents; and

(g)          any other Contingent Obligations of the Loan Parties to the extent not described in Sections 8.08(a) - (f) not to exceed an aggregate amount of $30,000,000 outstanding at any time.

8.09        Restricted Payments. No Loan Party shall, or permit any of its Subsidiaries to, purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interest, partnership interest or shares, now or hereafter outstanding from its members, partners or stockholders or declare or pay any distribution, dividend or return capital to its members, partners or stockholders, or make any distribution of assets in cash or in kind to its members, partners or stockholders (collectively “Restricted Payments”); except (a) Parent may declare and pay dividends with respect to its Equity payable solely in additional shares of its Equity, (b) Subsidiaries of the Company may declare and pay dividends ratably with respect to their Equity, (c) the Company may declare and pay dividends to Parent, and (d) Parent may declare and pay to its Equity owners periodic cash dividends of Available Cash or otherwise purchase, redeem or acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interest, partnership interest or shares from its members, partners or stockholders in accordance with its partnership agreement, so long as no Event of Default exists or would result therefrom, and after giving effect to such Restricted Payment, the Loan Parties exhibit pro-forma compliance with all terms and conditions of this Agreement. By making a Restricted Payment pursuant to clause (d) above, Parent represents and warrants to Administrative Agent and the Lenders that the conditions for making such Restricted Payment have been satisfied.

8.10        Derivative Contracts. No Loan Party shall, or permit any of its Subsidiaries to, enter into or in any manner be liable on any Derivative Contract except:

(a)          Derivative Contracts entered into by the Company with the purpose and effect of limiting or reducing the market price risk of Oil and Gas expected to be produced by the Company, the Acquired Company and their respective Subsidiaries provided that at all times: (i) each such Derivative Contract limits or reduces such market price risk for a term of no more than sixty (60) months; (ii) no such contract, at the time it is entered into, when aggregated with all Derivative Contracts permitted under this Section 8.10(a) (but excluding put option contracts or similar “floor” arrangements) requires the Loan Parties, collectively, to deliver volumes in excess of the greater of (x) 85% of Total Proved Reserves or (y) the following percentages of Proved Producing Reserves:

Year	Volumes
1	100%
2	100%
3	90%
4	90%
5	85%

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 83

provided, however, that with regard to a "costless collar" that involves the purchase of a put and the sale of a call for the same volumes and dates and commodities, only the volumes associated with the put or the call (but not both) will be included in calculating the applicable percentage threshold, and (iii) each such contract shall be between the Company and a Lender Derivative Provider, or with an unsecured counterparty or have a guarantor of the obligation of the unsecured counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baal or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency) (excluding Derivative Contracts offered by national commodity exchange for which no credit rating is required);

(b)          Derivative Contracts entered into by the Company with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate, provided that (i) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract, (ii) no such contract, except those with a Lender or its Affiliate, when aggregated with all Derivative Contracts permitted under Sections 8.10(a) and (b), requires the Company to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing obligations thereunder, and (iii) each such contract shall be with a Lender Derivative Provider, or with an unsecured counterparty or have a guarantor of the obligation of an unsecured counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency);

(c)          In the event of a Derivative Contract between the Company and any of the Lenders, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount. Any obligation of a Loan Party under any Lender Derivative Contract shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all other Obligations as more particularly provided under Section 9.02 and 11.11; and

(d)          The Company shall not modify in any material respect to the extent it adversely affects the then-current Borrowing Base or terminate any Derivative Contracts to which it is currently a party or subsequently becomes a party without the consent of the Administrative Agent, except that (i) Derivative Contracts with a party who ceases to be a Lender (or an Affiliate of a Lender) may be terminated in connection with the assignment, amendment or other transaction pursuant to which such party ceases to be a Lender or an Affiliate of a Lender, and (ii) so long as no Default or Event of Default exists, Derivative Contracts may be modified or terminated, provided that, the net effect of the modifications or terminations of such Derivative Contracts (after giving effect to any new Derivative Contracts entered into during such Borrowing Base Period prior to or in connection with, such modification or termination), as determined by the Administrative Agent, plus the aggregate value (as determined by the value assigned to such properties under the most recent Reserve Report) of all Dispositions of Oil and Gas Properties made by the Loan Parties during such period, together, shall not exceed in any Borrowing Base Period five percent (5%) of the Borrowing Base then in effect; further provided that, the Borrowing Base shall be automatically reduced by an amount equal to the net effect of the modifications or terminations of such Derivative Contracts (after giving effect to any new Derivative Contracts entered into during such Borrowing Base Period prior to or in connection with, such modification or termination) and to the extent a Borrowing Base Deficiency results from such reduction, up to one-hundred percent (100%) of the cash and cash equivalent proceeds of such modifications or terminations of Derivative Contracts received by the Loan Parties, net of payment of, or provisions for reasonable out-of-pocket fees, expenses and taxes incurred by the Company in connection with such transaction, shall be applied, as necessary, to cure such Borrowing Base Deficiency;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 84

(e)          Derivative Contracts that would be permitted by Section 8.10(a) pertaining to Oil and Gas Properties to be acquired pursuant to a Specified Acquisition; provided that Derivative Contracts pursuant to this Section 8.10(e) must be terminated within thirty (30) days of the earlier to occur of: (i) the date that is 90 days after the execution of the purchase and sale agreement relating to the Specified Acquisition if the Specified Acquisition has not closed and (ii) the Company or the Parent obtaining knowledge with reasonable certainty that the Specified Acquisition will not be consummated; and

(f)          Derivative Contracts entered into with the purpose and effect of fixing prices for greenhouse gas (GHG) allowances related to expected emissions of GHG from the Company’s and its Subsidiaries’ facilities located in the State of California, provided that at all times: (i) no such Derivative Contract fixes a price for a term of more than sixty (60) months; (ii) the aggregate monthly notional amounts covered by all such Derivative Contract (determined, in the case of Derivative Contracts that are not settled on a monthly basis, by a monthly proration reasonably acceptable to Administrative Agent) for any single month does not in the aggregate exceed 100% of the Company’s and its Subsidiaries’ aggregate projected GHG emissions from such facilities for such month, (iii) except for Letters of Credit and the Collateral under the Security Documents with respect to Obligations to Lender Derivative Providers, no such Derivative Contract requires the Company or any of its Subsidiaries to put up money, assets or other security against the event of its nonperformance prior to actual default in performing its obligations thereunder, and (iv) each such Derivative Contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender Derivative Provider) at the time the Derivative Contract is made has long-term obligations rated A+ or A1, or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency).

8.11        Change in Business; Amendments to Organization Documents and Certain Acquisition Agreements; Corporate Structure; Tax Status.

(a)          The Loan Parties shall not, and shall not permit any of their Subsidiaries to, (i) own Equity of any Foreign Person, or make any expenditure in or related to Oil and Gas Properties not located within the geographic boundaries of the United States, or (ii) enter into, or allow any Subsidiary to enter into, any joint ventures except as permitted by Section 8.04.

(b)          The Loan Parties shall not, and shall not permit any subsidiary to, engage in any business or activity other than its Principal Business.

(c)          The Loan Parties shall not alter, amend or modify in any manner materially adverse to the Lenders any of its Organization Documents.

(d)          Parent shall not alter, and shall take such actions as may be required in order to maintain, its status as a partnership for United States federal income tax purposes.

8.12        Accounting Changes. Except as expressly permitted by the Lenders, no Loan Party shall, or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Loan Party.

8.13        ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party will, or permit any Subsidiary to, at any time:

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 85

(a)          engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)          terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC;

(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto;

(d)          permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)          permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)          incur, or permit any ERISA Affiliate to incur, any withdrawal liability pursuant to Section 4201 or 4202 of ERISA;

(g)          acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan with respect to which such Person has an outstanding withdrawal liability under Section 4201 or 4202 of ERISA, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)          incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, or 4204 of ERISA;

(i)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, that provides retiree benefits to former employees of such entities (other than coverage mandated by applicable law), that may not be terminated by such entities in their sole discretion at any time without any material liability; and

(j)          amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 86

8.14        Interest Coverage Ratio. Parent shall not permit the ratio of EBITDAX to Consolidated Interest Expense for the four fiscal quarters ending on the last day of each fiscal quarter beginning with the fiscal quarter ended December 31, 2014, to be less than 2.50 to 1.00.

8.15        Reserved.

8.16        Current Ratio. Parent shall not permit, as of the last day of any fiscal quarter beginning with the fiscal quarter ending on December 31, 2014, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.

8.17        Negative Pledge. No Loan Party or any of its Subsidiaries shall enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to or otherwise transfer property to Parent, the Company or any Guarantor, (b) of Parent to guarantee the Indebtedness of the Company, or any Subsidiary to guarantee the Indebtedness of the Company, or (c) of Parent, the Company, or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.

8.18        Unrestricted Entities.

(a)          No Loan Party or any of its Subsidiaries shall incur, assume, guarantee or otherwise become liable in respect of any Indebtedness or any other obligations, or grant or permit to exist any Lien on any of its Property to secure any Indebtedness of or other obligations of, or provide any other form of credit support to any Unrestricted Entity.

(b)          At all times when the Unrestricted Utica Shale Subsidiary is wholly-owned directly or indirectly by the Parent, the Parent (and the Company, if the Unrestricted Utica Shale Subsidiary is a subsidiary of the Company) will cause the management, business, operations and affairs of the Unrestricted Utica Shale Subsidiary to be conducted in such a manner so that the Unrestricted Utica Shale Subsidiary will be treated as an entity separate and distinct from the Parent, the Company and each of their Restricted Subsidiaries, including: (i) keeping separate books of account and financial statements, showing the assets and liabilities of the Unrestricted Utica Shale Subsidiary separate and apart from those of the Parent, the Company and the Restricted Subsidiaries, (ii) furnishing separate financial statements of the Unrestricted Utica Shale Subsidiary to creditors and potential creditors thereof, (iii) not permitting any properties or assets of the Parent, the Company or any Restricted Subsidiary to be commingled with properties of the Unrestricted Utica Shale Subsidiary, and holding assets and properties in proper legal names, (iv) conducting business under separate names, and (v) holding the Unrestricted Utica Shale Subsidiary out to be separate and apart from the Parent, the Company and the Restricted Subsidiaries. Notwithstanding the foregoing, it is understood and agreed that the Unrestricted Utica Shale Subsidiary may be required to be consolidated with the Parent or the Company under GAAP or for reporting purposes by the SEC or other Governmental Authorities, and such consolidation and/or reporting shall not be a violation of this Section 8.18.

(c)          At all times when the Unrestricted Utica Shale Subsidiary is wholly-owned directly or indirectly by the Parent, the Parent (and the Company, if the Unrestricted Utica Shale Subsidiary is a subsidiary of the Company) will not, and will not permit any of their Restricted Subsidiaries to, (i) permit the Unrestricted Utica Shale Subsidiary to incur or be liable for any Indebtedness in excess of $5,000,000 principal amount at any time outstanding; or (ii) permit the Unrestricted Utica Shale Subsidiary to own any Property other than (A) Property of the type described in the definition of “Oil and Gas Properties” which is associated with Utica Shale Properties, (B) cash and Cash Equivalents, (C) equity in a joint venture or similar entity that owns a portion of the Utica Shale Properties and (D) equity of the Parent.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 87

Article IX.

EVENTS OF DEFAULT

9.01        Event of Default. Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) fails to pay within three (3) days of when due, interest on any Loan, or (ii) fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b)          Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any other Loan Party, or any Responsible Officer of such Person, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)          Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.03(a) or Article VIII (except for such Liens under Section 8.01 other than arising by consensual action of such Loan Party); or

(d)          Other Defaults. An Event of Default as defined in any Security Document shall occur, or any Loan Party fails to perform or observe any other term or covenant contained in this Agreement (other than described in any other clause of this Section 9.01) or any other Loan Document, and same shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew thereof or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(e)          Cross-Acceleration. (i) Any Loan Party, any Subsidiary thereof or any combination thereof fails to make any payment in respect of any Indebtedness or Contingent Obligation in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $40,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the relevant document on the date of such failure; or (ii) any Loan Party, any Subsidiary thereof or any combination thereof fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation in an aggregate principal amount of more than $40,000,000 which results in such Indebtedness or such Contingent Obligation being declared due and payable (or becoming subject to mandatory repurchase or redemption) prior to its stated maturity; or

(f)          Insolvency; Voluntary Proceedings. Any Loan Party, any Subsidiary thereof or Breitburn GP LLC (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 88

(g)          Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, any Subsidiary thereof or Breitburn GP LLC, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party, any Subsidiary thereof or Breitburn GP LLC admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party, any Subsidiary thereof or Breitburn GP LLC acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)          Change of Control. There shall occur a Change of Control; or

(i)          Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party, any Subsidiary thereof, General Partner or any combination thereof involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $40,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof; or

(j)          Loss of Permit. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Loan Party, or any Loan Party for any reason loses any material license, permit or franchise, or any Loan Party suffers the imposition of any restraining order, escrow, suspension or impounding of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; and, in each case such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(k)          Invalidity of Loan Documents. A Guaranty or any other Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect other than in accordance with its terms or the terms of this Agreement, or a Guarantor or any other Person contests in any manner the validity or enforceability thereof or any Loan Party denies that it has any further liability or obligation thereunder; or

(l)          ERISA. The occurrence of any of the following events: (i) the happening of a Reportable Event which has resulted or could reasonably be expected to result in a Material Adverse Effect (if not waived by the PBGC or by the Majority Lenders, or if such event can be avoided by any corrective action of the Loan Party affected thereby, such corrective action is not completed within ninety (90) days after the occurrence of such Reportable Event) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a “distress termination” under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; and (iv) the institution of any proceedings by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any such plan; or

(m)          Environmental Claims. An Environmental Claim shall have been asserted against any Loan Party or any subsidiary thereof which could reasonably be expected to have a Material Adverse Effect.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 89

9.02        Remedies.

(a)          If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

(i)          declare the Commitment, if any, of each Lender to make Loans and issue Letters of Credit to be terminated, and/or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(ii)         require that the Company deposit cash collateral pursuant to Section 2.10(h); and

(iii)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in clauses (f) or (g) of Section 9.01 (in the case of clause (i) of clause (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to cash collateralize Letters of Credit shall automatically become effective, without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party.

(b)          All proceeds realized from the liquidation or other disposition of Collateral and any amounts otherwise received on account of the Obligations after the exercise of remedies provided for in Section 9.02 (or after any of the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be cash collateralized) shall be applied:

first, to the payment of that portion of the Obligations constituting reimbursement of fees, expenses, indemnities and other amounts (including fees and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including fees and expenses of counsel), ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause third payable to them;

fourth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize that portion of the LC Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise cash collateralized pursuant Section 2.14) and to the payment of that portion of the Obligations constituting of unpaid principal of the Loans, unpaid drawings under Letters of Credit, and Indebtedness owed to Lender Derivative Providers under any Lender Derivative Contracts, ratably among the Lenders, the Issuing Lenders and the Lender Derivative Providers in proportion to the respective amounts described in this clause fourth; provided that, to the extent that any Excluded Swap Obligation exists, payments or the proceeds of any Collateral provided by a Loan Party that is not a Qualified ECP Guarantor may not be shared with a Lender Derivative Provider to the extent that doing so would violate the Commodity Exchange Act;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 90

fifth, to payment of other unpaid Obligations, ratably to the holders thereof in proportion to the respective amounts described in this clause fifth; and

sixth, any excess shall be paid to the Company or as otherwise required by law.

Notwithstanding the foregoing, the Administrative Agent shall have no obligation to distribute funds in respect of Obligations under Lender Derivative Contracts if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Derivative Provider. Each Lender Derivative Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates to the same extent as a “Lender” party hereto.

9.03        Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.04        Lender and Lender Derivative Provider Action. Without limiting the provisions of Section 11.03(b) or Section 11.08, the Issuing Lender and each Lender, in its capacity as a Lender and in its capacity as a Lender Derivative Provider, and each other Lender Derivative Provider, by its acceptance of the benefits of the Security Documents creating Liens to secure Lender Derivative Obligations, agrees that:

(a)          it will not, without the prior written consent of the Administrative Agent, exercise any right to set off or apply any deposits of any kind, or any other obligations owing by it to or for the order of the Company or any of its Subsidiaries, against any Obligations under Lender Derivative Contracts (“Lender Derivative Obligations”) or any other amounts secured by Liens on Collateral; provided that nothing contained in this Section or elsewhere in this Agreement shall impair the right of any Lender Derivative Provider to declare an early termination date in respect of any Lender Derivative Contracts, or to undertake payment or close-out netting or to otherwise setoff trades or transactions then existing under such Lender Derivative Contracts;

(b)          it will not, without the prior written consent of the Administrative Agent, take any judicial or other action against the Company or any Subsidiary, or against any Collateral or any other collateral pledged to secure any Lender Derivative Obligations, of the type that would invoke the application of the “security first” rule contained in Section 726 of the California Code of Civil Procedure or any subsequent replacement statutory provision;

(c)          it will not, without the prior written consent of the Administrative Agent, (x) pursue or attempt to realize upon any Collateral or any part or portion thereof, (y) do anything or take any action with respect to any Collateral which would constitute an “action” for purposes of California law, or (z) bid on any Collateral at a foreclosure sale, or take possession or operate any portion of the Collateral which constitutes real property;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 91

(d)          it will not transfer any portion of its rights in respect of any Lender Derivative Contract or Lender Derivative Obligations, unless the assignee agrees in writing to be bound by the terms of this Section 9.04 and a copy of such writing is delivered to the Administrative Agent; and

(e)          if it exercises any right of setoff in contravention of this Section 9.04 or in contravention of Section 11.03, it shall indemnify the Administrative Agent and each other Lender, the Issuing Lender and each Lender Derivative Provider, from any and all losses, expenses and damages (including attorneys’ fees and costs) it shall suffer or incur by reason of such setoff or other action, including losses, expenses and damages (including attorneys’ fees and costs) caused by or resulting from the release, loss or waiver of any Collateral or any Lien thereon securing Obligations, or the unenforceability of any Security Document or Loan Document or any assertions that any Collateral or Lien securing Obligations thereon was released, lost or waived.

The provisions of this Section 9.04 shall apply to the Issuing Lender, all Lenders and all Lender Derivative Providers and their respective successors and assigns. The provisions of this Section 9.04 are solely for the benefit of the Administrative Agent, the Issuing Lender, the Lenders and the Lender Derivative Providers, and neither the Company nor any Subsidiary shall have rights as a third party beneficiary of any such provisions.

Article X.

ADMINISTRATIVE AGENT

10.01        Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 92

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Company, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (v) the existence, priority or perfection of the Administrative Agent’s Lien on any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.04       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 93

10.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06         Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by, or removal of, Wells Fargo Bank, National Association, as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as an Issuing Lender and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swing Line Lender, (b) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 94

10.07       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the LC Obligation and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.07, Section 2.08 or Section 11.04(a)) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04(a).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or the Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 95

10.09       Authority of Administrative Agent to Release Collateral and Liens. The Issuing Lender, each Lender (including in its capacity as a Lender Derivative Provider), and each other Lender Derivative Provider, by its acceptance of the benefits of the Liens created by the Security Documents, hereby authorize and instruct the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, upon written request of the Company certifying the consummation of such sale or the satisfaction of the conditions to such release, accompanied by such supporting documentation as the Administrative Agent may reasonably request, and each Lender, Issuing Lender and Lender Derivative Provider hereby authorizes the Administrative Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments, or other documents reasonably requested by the Company in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of Section 8.02 or is otherwise authorized by the terms of the Loan Documents.

10.10       The Arrangers and other Agents. Anything herein to the contrary notwithstanding, no Person listed as an Arranger or as a Syndication Agent on the cover page of this Agreement shall have any powers, duties or responsibilities in such capacity under this Agreement or any of the other Loan Documents.

Article XI.

MISCELLANEOUS

11.01       Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall:

(a)          increase or extend the Commitment of any Lender, without the written consent of such Lender (or reinstate any Commitment terminated pursuant to Section 9.02);

(b)          postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

(c)          reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

(d)          change in any manner the definition of “Majority Lenders” or “Required Lenders” or change Section 2.12 or Section 9.02(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(e)          amend this Section 11.01 or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders, without the written consent of each Lender;

(f)          release all, substantially all, or any material portion of the Collateral (except for releases in connection with dispositions of assets which are permitted hereunder or under any Loan Document), or release any Subsidiary from any Guaranty, except for releases in connection with sales of Subsidiaries permitted hereunder, without the written consent of each Lender; provided that the Administrative Agent may release Collateral as permitted by Section 10.09 and Section 11.11(c);

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 96

(g)          increase the Borrowing Base pursuant to Section 2.05, without the written consent of each Lender, provided, the Required Lenders may maintain or decrease the Borrowing Base pursuant to Section 2.05; or

(h)          amend the definition of “Lender Derivative Contracts” or “Lender Derivative Provider” or clause (b) of the definition of “Obligations” in a manner materially adverse to any Lender Derivative Provider who is a Lender at such time or who is an Affiliate of a Lender at such time, without the written consent of each such Lender;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended and terms thereof may be waived by a writing signed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then the Company may replace such Lender in accordance with the provisions of Section 3.07(b).

11.02      Notices; Effectiveness; Electronic Communication.

(a)          General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or delivered by electronic mail to the electronic mail address, specified for notices on Schedule 11.02 (for the Company, the Guarantors, the Issuing Lender, the Swing Line Lender and the Administrative Agent) or on the Administrative Questionnaire (for the Lenders). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if the sender receives an acknowledgment of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection(b) below, shall be effective as provided in said subsection (b).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 97

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address, Etc. Each of the Company, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, Administrative Agent, the Issuing Lender and the Swing Line Lender.

(d)          Notice to Administrative Agent. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

(e)          Effectiveness of Facsimile and PDF Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile and PDF. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF document or signature.

11.03      No Waiver; Cumulative Remedies.

(a)          No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 98

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, and without limiting the provisions of Section 9.04, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders, the Issuing Lender, and the Lender Derivative Providers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising, with the consent of the Administrative Agent, the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising, with the consent of the Administrative Agent, setoff rights in accordance with Section 11.08 (subject to the limitations set forth therein and subject to terms of Section 2.12 and Section 9.04), or (d) any Lender or Lender Derivative Provider from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or other debtor relief law.

11.04      Costs and Expenses; Indemnity.

(a)          Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of, any actual, threatened or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 99

(c)          Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several.

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lender and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

11.05      Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 100

11.06      Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.06(b)(ii) shall not apply to Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)         the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of this Agreement and during the period commencing on the Effective Date and ending on the date that is sixty (60) days following the Effective Date; provided, that the Company shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 101

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)         the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D)         the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,000.00 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.04, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 102

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at the Administrative Agent’s office listed on Schedule 11.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender but only to the extent of entries in the Register that are applicable to such Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders, and Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01 that affects such Participant. Subject to Section 11.06(e), the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03, and 3.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 103

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 and 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(f) and Section 3.07 as though it were a Lender.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority have jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07      Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference relating to Parent, the Company or any Guarantor and their respective obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to Parent, the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 104

11.08         Right of Set-off. Subject to Section 9.04, if an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09         Interest. It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Notes or any Obligation shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or other Obligations, as applicable, or, if the Notes or other Obligations, as applicable, have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans or other Obligations, as applicable, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 105

11.10      Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by any Guarantor under a Guaranty in respect of a Loan to the Company the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of any Guarantor under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and all Commitments have expired. No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liability of any Guarantor with respect to any Guaranty, and Guarantor shall remain liable for the full amount of the obligation of such Guarantor under each such Guaranty in accordance therewith.

11.11      Collateral Matters; Derivative Contracts; Termination.

(a)          The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Lender or any Affiliate of a Lender that is counterparty to any Derivative Contract (including the Derivative Contracts listed on Schedule 6.21) with any Loan Party or any of their Subsidiaries, on a pro rata basis, in respect of any obligations of the Loan Parties and their Subsidiaries which arise under any such Derivative Contract; provided that if such Lender or Affiliate ceases to be a Lender or an Affiliate of a Lender such Derivative Contract obligations shall be secured pari passu with the Obligations of the Loan Parties under this Agreement and the other Loan Documents but only to the extent such Derivative Contract obligations arise under Derivative Contracts (including the Derivative Contracts listed on Schedule 6.21) that are entered into at the time such counterparty was a Lender hereunder (or under the Existing Credit Agreement) or a “Lender” under the QR Energy Credit Agreement or an Affiliate of a Lender hereunder (or under the Existing Credit Agreement) or an “Affiliate” of a “Lender” as such terms are defined in the QR Energy Credit Agreement.

(b)          Such counterparty shall have no voting rights under any Loan Documents as a result of the existence of obligations owed to it under any such Derivative Contract. For the avoidance of doubt, a Person ceases to be a Lender hereunder if (i) pursuant to an assignment, such Person ceases to have any Commitment, Loans or LC Obligation hereunder or (ii) the Commitments of all of the Lenders hereunder have been terminated and all principal, interest and other amounts outstanding under this Agreement have been paid in full in cash (whether as a result of repayment at maturity, prepayment in connection with the refinancing of this Agreement or otherwise).

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 106

(c)          If the Obligations are paid and satisfied in full (other than Obligations in respect of indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made), including all Obligations arising under Lender Derivative Contracts, all Commitments of the Lenders have terminated and are no longer in effect, no Letters of Credit remain outstanding, and no Lender Derivative Contracts remain outstanding, the Administrative Agent and the Lenders shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate in order to release all liens and security interests created by the Security Documents; provided, however, that in lieu of terminating and repaying any such Obligations arising under any Lender Derivative Contracts with any Lender Derivative Provider, the Company may provide substitute credit support under a standard form ISDA Credit Support Annex or other credit support documents acceptable to such Lender Derivative Provider, to cover its then current exposure under such Lender Derivative Contract and such Lender Derivative Provider shall provide written notice to the Administrative Agent to the effect that such substitute credit support has been provided to it and that such Lender Derivative Provider no longer claims any right, title or interest in any collateral security arising under the Loan Documents to secure any obligations or indebtedness of Company or any of its Subsidiaries arising under or related to such Lender Derivative Contract.

11.12      Renewal and Continuation of Existing Indebtedness.

(a)          All Obligations under the Notes are in renewal, extension and modification, but not novation or discharge of the “Obligations” as defined in the Existing Credit Agreement. All liens and security interests under the Security Documents are in renewal, amendment and extension of the Liens created under the Existing Credit Agreement and the Security Documents as therein defined executed in connection therewith. The Company acknowledges and affirms that the Liens granted by it under each of the Security Documents to secure its obligations under the Existing Credit Agreement will secure the Obligations.

(b)          The Lenders waive any notice of prepayment required pursuant to Section 2.04 of the Existing Credit Agreement in respect of the prepayment of Loans on the Effective Date hereunder, subject to the obligations of the Company pursuant to Section 3.04.

11.13      USA PATRIOT Act Notice. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify the Loan Party, insofar as it is needed to comply with the PATRIOT Act, in accordance with the PATRIOT Act. Each Loan Party hereby represents and warrants to Administrative Agent and each Lender that such Loan Party is not a country, individual or entity named on the “Specifically Designated National and Blocked Persons” list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

11.14      Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense due and payable to the Administrative Agent under the Loan Documents (including attorneys’ fees and expenses that are payable pursuant to this Agreement or the other Loan Documents), the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 107

11.15      Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.16      Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.17      No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the other Loan Parties, the Lenders, the Administrative Agent (including in its capacity as agent for Lender Derivative Providers with respect to Collateral), the Indemnitees, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.18      Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Loan Parties, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. The Existing Credit Agreement is amended and restated in its entirety by this Agreement and upon the effectiveness hereof, all terms and provisions of this Agreement shall supersede the terms and provisions of the Existing Credit Agreement.

11.19      Governing Law, Jurisdiction and Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW; AND THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)          EACH LOAN PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH FOR NOTICES PURSUANT TO SECTION 11.02. SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 108

(c)          EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, any Swing line Lender, or any Related Party of the foregoing WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT or the transactions relating hereto or thereto, in any forum other than the courts of the state of New York sitting in NEW YORK COUNTY, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or any Swing line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the COMPANY, any other Loan Party OR BREITBURN GP LLC or THEIR RESPECTIVE properties in the courts of any jurisdiction. EACH LOAN PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH LOAN PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)          WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER LOAN PARTIES AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.20      California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 109

11.21         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger, and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (ii) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Lead Arranger nor any Lender has an obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates.

11.22         NO ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Third Amended and Restated Credit Agreement – Breitburn Operating LP Page 110

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

BREITBURN OPERATING LP,
a Delaware limited partnership

By: Breitburn Operating GP LLC, its general partner

By:	/s/ James G. Jackson
Name: James G. Jackson
Title: Executive Vice President and Chief Financial Officer

PARENT:

BREITBURN ENERGY PARTNERS LP,
a Delaware limited partnership

By: Breitburn GP LLC, its general partner

By:	/s/ James G. Jackson
Name: James G. Jackson
Title: Executive Vice President and Chief Financial Officer

Signature Page to

Third Amended and Restated Credit Agreement – Breitburn Operating LP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, Issuing Lender and a Lender

By:	/s/ Michael Real
Name: Michael Real
Title: Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Joseph Scott
Name: Joseph Scott
Title: Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

BANK OF MONTREAL,
as a Lender

By:	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CITIBANK, N.A.,
as a Lender

By:	/s/ Phil Ballard
Name: Phil Ballard
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Lingzi Huang
Name: Lingzi Huang
Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Anson D. Williams
Name: Anson D. Williams
Title: Authorized Officer

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Mark Lumpkin, Jr.
Name: Mark Lumpkin, Jr.
Title: Authorized Signatory
Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Alan Dawson
Name: Alan Dawson
Title: Director
Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Lara Sorokolit
Name: Lara Sorokolit
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daniel K. Hansen
Name: Daniel K. Hansen
Title: Vice President
Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

COMPASS BANK,
as a Lender

By:	/s/ Rhianna Disch
Name: Rhianna Disch
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Nancy Mak
Name: Nancy Mak
Title: Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

By:	/s/ Dixon Schultz
Name: Dixon Schultz
Title: Managing Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ R. Scott Donaldson
Name: R. Scott Donaldson
Title: Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

SANTANDER BANK, N.A.,
as a Lender

By:	/s/ Aidan John Lanigan
Name: Aidan John Lanigan
Title: Senior Vice President

By:	/s/ Puiki Lok
Name: Puiki Lok
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

TORONTO DOMINION (NEW YORK) LLC,
as a Lender

By:	/s/ Masoon Fikree
Name: Masood Fikree
Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

ABN AMRO CAPITAL USA LLC,
as a Lender

By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Elizabeth Johnson
Name: Elizabeth Johnson
Title: Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Parul June
Name: Parul June
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

BNP PARIBAS,
as a Lender

By:	/s/ Juan Carlos Sandoval
Name: Juan Carlos Sandoval
Title: Director

By:	/s/ Julien Pecoud-Bouvet
Name: Julian Pecoud-Bouvet
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender

By:	/s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

By:	/s/ William M. Reid
Name: William M. Reid
Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

COMERICA BANK,
as a Lender

By:	/s/ Devin S. Eaton
Name: Devin S. Eaton
Title: Relationship Manager
Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

ING CAPITAL LLC,
as a Lender

By:	/s/ Charles Hall
Name: Charles Hall
Title: Managing Director

By:	/s/ Juli Bieser
Name: Juli Bieser
Title: Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

MIZUHO BANK LTD.,
as a Lender

By:	/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

NATIXIS, NEW YORK BRANCH
as a Lender

By:	/s/ Stuart Murray
Name: Stuart Murray
Title: Managing Director

By:	/s/ Mary Lou Allen
Name: Mary Lou Allen
Title: Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Sandra Aultman
Name: Sandra Aultman
Title: Managing Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

SUNTRUST BANK,
as a Lender

By:	/s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

CADENCE BANK, N.A.,
as a Lender

By:	/s/ Eric Broussard
Name: Eric Broussard
Title: Executive Director

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

FIFTH THIRD BANK,
as a Lender

By:	/s/ Richard Butler
Name: Richard Butler
Title: Senior Vice President
Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Kyle Lewis
Name: Kyle Lewis
Title: AVP

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Margaret Niekrash
Name: Margaret Niekrash
Title: Vice President

Signature Page to Third Amended and Restated Credit Agreement – Breitburn Operating LP

ONEWEST BANK, N.A.,
as a Lender

By:	/s/ Whitney Randolph
Name: Whitney Randolph
Title: Senior Vice President

Signature Page to

Third Amended and Restated Credit Agreement – Breitburn Operating LP

[LENDER SIGNATURE PAGES HAVE BEEN POSTED SEPARATELY]